Exhibit 99.1

Item 8.  Financial Statements and Supplementary Data

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of Interval Leisure Group, Inc. and subsidiaries

We have audited the accompanying consolidated balance sheets of Interval Leisure Group, Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the three years in the period ended December 31, 2015. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Interval Leisure Group, Inc. and subsidiaries at December 31, 2015 and 2014, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Interval Leisure Group, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated February 26, 2016 expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP
Certified Public Accountants

Miami, Florida

February 26, 2016, except for Note 20, as to which the date is May 4, 2016

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Year Ended December 31,
	2015	2014	2013
Revenue	$697,436	$614,373	$501,215
Cost of sales (exclusive of depreciation and amortization shown separately below)	316,761	264,481	179,510
Gross profit	380,675	349,892	321,705
Selling and marketing expense	71,037	61,615	53,722
General and administrative expense	150,091	133,170	112,574
Amortization expense of intangibles	13,954	12,301	8,133
Depreciation expense	17,449	15,712	14,531
Operating income	128,144	127,094	132,745
Other income (expense):
Interest income	1,118	412	362
Interest expense	(21,401)	(7,149)	(6,172)
Other income, net	3,558	2,012	259
Equity in earnings from unconsolidated entities	4,916	4,630	—
Total other expense, net	(11,809)	(95)	(5,551)
Earnings before income taxes and noncontrolling interests	116,335	126,999	127,194
Income tax provision	(41,087)	(45,051)	(45,412)
Net income	75,248	81,948	81,782
Net income attributable to noncontrolling interests	(1,933)	(3,018)	(565)
Net income attributable to common stockholders	$73,315	$78,930	$81,217
Earnings per share attributable to common stockholders:
Basic	$1.28	$1.38	$1.42
Diluted	$1.26	$1.36	$1.40
Weighted average number of shares of common stock outstanding:
Basic	57,400	57,343	57,243
Diluted	57,989	57,953	57,832
Dividends declared per share of common stock	$0.48	$0.44	$0.33

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands)

	Year Ended December 31,
	2015	2014	2013
Net income	$75,248	$81,948	$81,782
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(10,781)	(11,725)	1,800
Total comprehensive income, net of tax	64,467	70,223	83,582
Less: Net income attributable to noncontrolling interests, net of tax	(1,933)	(3,018)	(565)
Less: Other comprehensive loss (income) attributable to noncontrolling interests	1,769	2,322	(796)
Total comprehensive income attributable to noncontrolling interests	(164)	(696)	(1,361)
Comprehensive income attributable to common stockholders	$64,303	$69,527	$82,221

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	December 31, 2015	December 31, 2014
ASSETS
Cash and cash equivalents	$93,088	$80,493
Restricted cash and cash equivalents	16,638	19,984
Accounts receivable, net of allowance of $163 and $193, respectively	47,959	45,850
Vacation ownership mortgages receivable, net	5,913	7,169
Vacation ownership inventory	47,006	54,061
Deferred income taxes	—	16,441
Deferred membership costs	8,126	8,716
Prepaid income taxes	12,656	22,029
Prepaid expenses and other current assets	25,993	30,230
Total current assets	257,379	284,973
Vacation ownership mortgages receivable, net	26,325	29,333
Investments in unconsolidated entities	38,319	33,486
Property and equipment, net	91,482	86,601
Goodwill	561,413	562,250
Intangible assets, net	250,367	268,875
Deferred membership costs	9,830	10,948
Deferred income taxes	277	112
Other non-current assets	43,715	47,424
TOTAL ASSETS	$1,279,107	$1,324,002
LIABILITIES AND EQUITY
LIABILITIES:
Accounts payable, trade	$35,998	$39,082
Deferred revenue	85,684	89,850
Accrued compensation and benefits	26,880	28,891
Member deposits	7,565	8,222
Accrued expenses and other current liabilities	55,858	47,923
Total current liabilities	211,985	213,968
Long-term debt	415,700	484,383
Other long-term liabilities	18,822	18,247
Deferred revenue	87,061	93,730
Deferred income taxes	79,420	92,869
Total liabilities	812,988	903,197
Redeemable noncontrolling interest	708	457
Commitments and contingencies
STOCKHOLDERS’ EQUITY:
Preferred stock—authorized 25,000,000 shares, of which 100,000 shares are designated Series A Junior Participating Preferred Stock; $0.01 par value; none issued and outstanding	—	—
Common stock—authorized 300,000,000 shares; $.01 par value; issued 59,853,933 and 59,463,200 shares, respectively	599	595
Treasury stock—2,363,324 shares at cost	(35,034)	(35,034)
Additional paid-in capital	214,089	201,834
Retained earnings	280,648	235,945
Accumulated other comprehensive loss	(28,309)	(19,297)
Total ILG stockholders’ equity	431,993	384,043
Noncontrolling interests	33,418	36,305
Total equity	465,411	420,348
TOTAL LIABILITIES AND EQUITY	$1,279,107	$1,324,002

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

(In thousands, except share data)

	Total	Noncontrolling	Total ILG Stockholders’	Common Stock		Treasury Stock		Additional Paid-in	Retained	Accumulated Other Comprehensive
	Equity	Interests	Equity	Amount	Shares	Amount	Shares	Capital	Earnings	Loss
Balance as of December 31, 2012	$272,066	$—	$272,066	$586	58,553,265	$(20,913)	1,697,360	$182,131	$121,160	$(10,898)
Net income	81,782	565	81,217	—	—	—	—	—	81,217	—
Other comprehensive income, net of tax	1,800	796	1,004	—	—	—	—	—	—	1,004
Non-cash compensation expense	10,428	—	10,428	—	—	—	—	10,428	—	—
Issuance of noncontrolling interest from acquisition	31,347	31,347	—	—	—	—	—	—	—	—
Issuance of common stock upon exercise of stock options	889	—	889	—	51,821	—	—	889	—	—
Issuance of common stock upon vesting of restricted stock units, net of withholding taxes	(5,234)	—	(5,234)	5	519,748	—	—	(5,239)	—	—
Change in excess tax benefits from stock-based awards	2,864	—	2,864	—	—	—	—	2,864	—	—
Deferred stock compensation	(475)	—	(475)	—	—	—	—	(475)	—	—
Dividends declared on common stock	(18,934)	—	(18,934)	—	—	—	—	508	(19,442)	—
Balance as of December 31, 2013	$376,533	$32,708	$343,825	$591	59,124,834	$(20,913)	1,697,360	$191,106	$182,935	$(9,894)
Net income	81,916	2,986	78,930	—	—	—	—	—	78,930	—
Other comprehensive loss, net of tax	(11,725)	(2,322)	(9,403)	—	—	—	—	—	—	(9,403)
Non-cash compensation expense	11,363	—	11,363	—	—	—	—	11,363	—	—
Acquisition of noncontrolling interests	3,327	3,327	—	—	—	—	—	—	—	—
Adjustment to noncontrolling interest from prior year acquisition	(394)	(394)	—	—	—	—	—	—	—	—
Issuance of common stock upon exercise of stock options	341	—	341	—	15,629	—	—	341	—	—
Issuance of common stock upon vesting of restricted stock units, net of withholding taxes	(3,941)	—	(3,941)	4	322,737	—	—	(3,945)	—	—
Change in excess tax benefits from stock-based awards	1,883	—	1,883	—	—	—	—	1,883	—	—
Deferred stock compensation	409	—	409	—	—	—	—	409	—	—
Dividends declared on common stock	(25,243)	—	(25,243)	—	—	—	—	677	(25,920)	—
Repurchases of common stock	(14,121)	—	(14,121)	—	—	(14,121)	665,964	—	—	—
Balance as of December 31, 2014	$420,348	$36,305	$384,043	$595	59,463,200	$(35,034)	2,363,324	$201,834	$235,945	$(19,297)
Net income	75,227	1,912	73,315	—	—	—	—	—	73,315	—
Other comprehensive loss, net of tax	(10,781)	(1,769)	(9,012)	—	—	—	—	—	—	(9,012)
Non-cash compensation expense	13,470	—	13,470	—	—	—	—	13,470	—	—
Dividends paid to noncontrolling interest	(3,030)	(3,030)	—	—	—	—	—	—	—	—
Issuance of common stock upon exercise of stock options	221	—	221	—	11,084	—	—	221	—	—
Issuance of common stock upon vesting of restricted stock units, net of withholding taxes	(4,333)	—	(4,333)	4	379,649	—	—	(4,337)	—	—
Change in excess tax benefits from stock-based awards	1,855	—	1,855	—	—	—	—	1,855	—	—
Deferred stock compensation	251	—	251	—	—	—	—	251	—	—
Cash dividends declared	(27,586)	—	(27,586)	—	—	—	—	795	(28,381)	—
Increase in redemption value of redeemable non-controlling interest	(231)	—	(231)	—	—	—	—	—	(231)	—
Balance as of December 31, 2015	$465,411	$33,418	$431,993	$599	59,853,933	$(35,034)	2,363,324	$214,089	$280,648	$(28,309)

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2015	2014	2013
	(In thousands)
Cash flows from operating activities:
Net income	$75,248	$81,948	$81,782
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization expense of intangibles	13,954	12,301	8,133
Amortization of debt issuance costs	1,534	830	783
Depreciation expense	17,449	15,712	14,531
Provision for loan losses	1,898	—	—
Non-cash compensation expense	13,470	11,363	10,428
Deferred income taxes	2,692	7,150	(1,569)
Equity in earnings from unconsolidated entities	(4,916)	(4,630)	—
Excess tax benefits from stock-based awards	(1,903)	(1,900)	(2,869)
Loss on disposal of property and equipment	233	18	191
Change in fair value of contingent consideration	—	(1,606)	485
Changes in operating assets and liabilities:
Restricted cash	3,346	(7,611)	(73)
Accounts receivable	(2,701)	2,906	(661)
Vacation ownership mortgages receivable	2,367	125	—
Vacation ownership inventory	7,055	1,742	—
Prepaid expenses and other current assets	4,216	5,877	5,512
Prepaid income taxes and income taxes payable	10,049	(10,407)	4,231
Accounts payable and other current liabilities	1,236	10,600	102
Payment of contingent consideration	—	(1,184)	—
Deferred revenue	(7,637)	(6,688)	(13,934)
Other, net	5,132	(5,888)	2,792
Net cash provided by operating activities	142,722	110,658	109,864
Cash flows from investing activities:
Acquisitions, net of cash acquired	—	(208,523)	(127,266)
Acquisition of assets	—	—	(1,952)
Contributions to investments in unconsolidated entities	69	(4,125)
Capital expenditures	(20,297)	(19,087)	(14,700)
Proceeds from disposal of property and equipment	—	—	10
Investment in financing receivables	(250)	(15,897)	—
Payments received on financing receivables	—	—	9,876
Purchases of trading investments	(127)	(10,667)	—
Other, net	(15)	—	—
Net cash used in investing activities	(20,620)	(258,299)	(134,032)
Cash flows from financing activities:
Proceeds from issuance of senior notes	350,000	—	—
Borrowings (payments) on revolving credit facility, net	(413,000)	235,000	(7,000)
Payments of debt issuance costs	(6,703)	(1,711)	—
Purchases of treasury stock	—	(14,121)	—
Dividend payments to stockholders	(27,586)	(25,243)	(18,934)
Dividend payments to noncontrolling interest	(3,030)	—	—
Payments of contingent consideration	—	(7,272)	—
Withholding taxes on vesting of restricted stock units	(4,333)	(3,943)	(5,234)
Proceeds from the exercise of stock options	221	341	835
Excess tax benefits from stock-based awards	1,903	1,900	2,869
Net cash provided by (used in) financing activities	(102,528)	184,951	(27,464)
Effect of exchange rate changes on cash and cash equivalents	(6,979)	(5,279)	(1,068)
Net increase (decrease) in cash and cash equivalents	12,595	32,031	(52,700)
Cash and cash equivalents at beginning of year	80,493	48,462	101,162
Cash and cash equivalents at end of year	$93,088	$80,493	$48,462

See Note 17 for supplemental cash flow information.

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015

NOTE 1—ORGANIZATION AND BASIS OF PRESENTATION

Organization

As of December 31, 2014, we operate in the following two segments: Exchange and Rental, and Vacation Ownership. Exchange and Rental offers access to vacation accommodations and other travel-related transactions and services to leisure travelers, by providing vacation exchange services and vacation rental, working with resort developers and operating vacation rental properties. Vacation Ownership engages in the management of vacation ownership resorts; sales, marketing, and financing of vacation ownership interests; and related services to owners and associations.

On November 4, 2013, VRI Europe Limited, or VRI Europe, a subsidiary of ILG, purchased the European shared ownership resort management business of CLC World Resorts and Hotels (CLC). As part of this transaction, ILG issued to CLC shares totaling 24.5% of VRI Europe Limited.

On December 12, 2013, we acquired all of the equity of Aqua Hospitality LLC and Aqua Hotels and Resorts, Inc., referred to as Aqua, a Hawaii-based hotel and resort management company representing more than 25 properties in Hawaii and Guam.

On October 1, 2014, we acquired the Hyatt Vacation Ownership business, or HVO, which provides vacation ownership services at 16 Hyatt Residence Club resorts, from subsidiaries of Hyatt Hotels Corporation. In connection with the acquisition, we entered into a long-term exclusive license for use of the Hyatt® brand with respect to the shared ownership business.

ILG was incorporated as a Delaware corporation in May 2008 in connection with a plan by IAC/InterActiveCorp, or IAC, to separate into five publicly traded companies, referred to as the “spin-off.” ILG commenced trading on The NASDAQ Stock Market in August 2008 under the symbol “IILG.”

The Exchange and Rental operating segment consists of Interval International (referred to as Interval), the Hyatt Residence Club, the Trading Places International (known as TPI) operated exchange business, and Aqua-Aston Holdings, Inc. (referred to as Aqua-Aston). The Vacation Ownership operating segment consists of the management related lines of business of Vacation Resorts International (or VRI), TPI, VRI Europe and HVO, as well as the HVO sales and financing of vacation ownership interests.

On October 27, 2015, we entered into a merger agreement pursuant to which we will acquire the vacation ownership business of Starwood Hotels & Resorts Worldwide, Inc., or Starwood, to be known as Vistana Signature Experiences or Vistana. Upon closing, Starwood will spin-off Vistana to its stockholders then immediately following the spin-off Vistana will merge with a wholly owned subsidiary of ILG. In the merger, the Vistana common stock to which Starwood stockholders are entitled in the spin-off will automatically convert in to ILG common stock. At the close of the proposed transactions, Starwood stockholders will own approximately 55% of ILG common stock and ILG stockholders will own approximately 45% of ILG common stock, in each case, on a fully diluted basis.

Basis of Presentation

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of ILG, our wholly-owned subsidiaries, and companies in which we have a controlling interest, including variable interest

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2015

NOTE 1—ORGANIZATION AND BASIS OF PRESENTATION (Continued)

entities (“VIEs”) where we are the primary beneficiary in accordance with consolidation guidance. All significant intercompany balances and transactions have been eliminated in the consolidated financial statements. References in these financial statements to net income attributable to common stockholders and ILG stockholders’ equity do not include noncontrolling interests, which represent the outside ownership of our consolidated non-wholly owned entities and are reported separately.

Accounting Estimates

ILG’s management is required to make certain estimates and assumptions during the preparation of its consolidated financial statements in accordance with generally accepted accounting principles (“GAAP”). These estimates and assumptions impact the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements. They also impact the reported amount of net earnings during any period. Actual results could differ from those estimates.

Significant estimates underlying the accompanying consolidated financial statements include: the recovery of long-lived assets, vacation ownership inventory and goodwill and other intangible assets; purchase price allocations of business combinations; loan loss reserves for vacation ownership mortgages receivable; the determination of deferred income taxes including related valuation allowances; the determination of deferred revenue and deferred membership costs; and the determination of stock-based compensation. In the opinion of ILG’s management, the assumptions underlying the historical consolidated financial statements of ILG and its subsidiaries are reasonable.

Seasonality

Revenue at ILG is influenced by the seasonal nature of travel. Within our Exchange and Rental segment, our vacation exchange businesses recognize exchange and Getaway revenue based on confirmation of the vacation, with the first quarter generally experiencing higher revenue and the fourth quarter generally experiencing lower revenue. Our vacation rental businesses recognize rental revenue based on occupancy, with the first and third quarters generally generating higher revenue as a result of increased leisure travel to our Hawaii-based managed properties during these periods, and the second and fourth quarters generally generating lower revenue.

Within our Vacation Ownership segment, our sales and financing business experiences a modest impact from seasonality, with higher sales volumes during the traditional vacation periods. Our vacation ownership management businesses by and large do not experience significant seasonality.

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

Exchange and Rental

Revenue, net of sales incentives, from membership fees from our Exchange and Rental segment is deferred and recognized over the terms of the applicable memberships, typically ranging from one to five years, on a straight-line basis. When multiple member benefits and services are provided over the term of the membership, revenue is recognized for each separable deliverable ratably over the

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2015

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (Continued)

membership period, as applicable. Generally, memberships are cancelable and refundable on a pro-rata basis, with the exception of our Platinum tier which is non-refundable. Direct costs of acquiring members (primarily commissions) and certain direct fulfillment costs related to deferred membership revenue are also deferred and amortized on a straight-line basis over the terms of the applicable memberships or benefit period, whichever is shorter. The recognition of previously deferred revenue and expense is based on estimates derived from an aggregation of member-level data. However, in the fourth quarter of 2014 upon implementation of a proprietary IT platform, recognition of deferred membership revenue and expense on new memberships sold is at the individual member-level.

Revenue from exchange and Getaway transactions is recognized when confirmation of the transaction is provided as the earnings process is complete. Reservation servicing revenue is recognized when the service is performed or on a straight-line basis over the applicable service period. All taxable revenue transactions are presented on a net-of-tax basis.

Revenue from our vacation rental management businesses is comprised of base management fees which are typically either (i) fixed amounts, (ii) amounts based on a percentage of adjusted gross lodging revenue, or (iii) various revenue sharing arrangements with condominium owners based on stated formulas. Base management fees are recognized when earned in accordance with the terms of the contract. Incentive management fees for certain hotels and condominium resorts are generally a percentage of operating profits or improvement in operating profits. We recognize incentive management fees as earned throughout the incentive period based on actual results which are trued-up at the culmination of the incentive period. Service fee revenue is based on the services provided to owners including reservations, sales and marketing, property accounting and information technology services either internally or through third party providers. Service fee revenue is recognized when the service is provided.

In certain instances we arrange services which are provided directly to property owners. Transactions for these services do not impact our consolidated financial statements as they are not included in our results of operations. Additionally, in most cases we employ on-site personnel to provide services such as housekeeping, maintenance and administration to property owners under our management agreements. For such services, we recognize revenue in an amount equal to the expenses incurred.

Vacation Ownership

The Vacation Ownership segment’s revenue is derived principally from sales of vacation ownership interests (VOIs), fees for timeshare resort and homeowners’ association management, and other management related services. Management fees in this segment consist of base management fees, service fees, and annual maintenance fees, as applicable.

ILG recognizes revenue from sales of VOIs in accordance with Financial Accounting Standard Board (FASB) Accounting Standards Codification (ASC) 970, Real Estate—General, and FASB ASC 978, Real Estate—Time-Sharing Activities. The stated sales price of the VOI is divided into separate revenue components, which include the revenue earned on the sale of the VOI and the revenue earned on the sales incentive given to the customer as motivation to purchase the VOI. ILG

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2015

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (Continued)

offers several types of sales incentives, including Hyatt Gold Passport Points, free bonus week, down payment credits to buyers, and waiver of first year maintenance fees.

Consolidated VOI sales are recognized and included in revenues after a binding sales contract has been executed, a 10% minimum down payment has been received as a measure of substantiating the purchaser’s commitment, the rescission period has expired, and construction is substantially complete. Pursuant to accounting rules for real estate time-sharing transactions, as part of determining when we have met the criteria necessary for revenue recognition we must also take into consideration the fair value of certain incentives provided to the purchaser when assessing the adequacy of the purchaser’s initial investment. The agreement for sale generally provides for a down payment and a note secured by a mortgage payable in monthly installments, including interest, over a period of up to 10 years. All payments received prior to the recognition of the sale as revenue are recognized in deferred revenue in the accompanying consolidated balance sheets. Customer deposits relating to contracts cancelled after the applicable rescission period are forfeited and recorded in revenue at the time of forfeiture.

The provision for loan losses is recorded as an adjustment to sales of VOIs in the accompanying consolidated income statements rather than as an adjustment to bad debt expense. ILG records an estimate of uncollectible amounts at the time of the interval sale. The amount of the provision for loan losses recorded within sales of vacation ownership intervals in the accompanying consolidated statement of income was $1.9 million and $0.3 million for the years ended December 31, 2015 and 2014, respectively.

Annual maintenance fees are amounts paid by timeshare owners for maintaining and operating the respective properties, which includes management services, and are recognized on a straight-line basis over the respective annual maintenance period.

Deferred Revenue in a Business Combination

When we acquire a business which records deferred revenue on their historical financial statements, we are required to re-measure that deferred revenue as of the acquisition date pursuant to rules related to accounting for business combinations, as described further below. The post-acquisition impact of that remeasurement results in recognizing revenue which solely comprises the cost of the associated legal performance obligation we assumed as part of the acquisition, plus a normal profit margin. At times, this purchase accounting treatment results in lower amounts of revenue recognized in a reporting period following the acquisition than would have otherwise been recognized on a historical basis.

Multiple-Element Arrangement

When we enter into multiple-element arrangements, we are required to determine whether the deliverables in these arrangements should be treated as separate units of accounting for revenue recognition purposes and, if so, how the contract price should be allocated to each element. We analyze our contracts upon execution to determine the appropriate revenue recognition accounting treatment. Our determination of whether to recognize revenue for separate deliverables will depend on the terms and specifics of our products and arrangements as well as the nature of changes to our existing products and services, if any. The allocation of contract revenue to the various elements does not

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2015

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (Continued)

change the total revenue recognized from a transaction or arrangement, but may impact the timing of revenue recognition.

Cash and Cash Equivalents

Cash and cash equivalents include cash and highly liquid investments with original maturities of three months or less.

Restricted Cash and Cash Equivalents

Restricted cash and cash equivalents at December 31, 2015 and 2014 primarily includes maintenance fees, escrow deposits received on sales of VOI that are held in escrow until the applicable statutory rescission period has expired, the funds have been released from escrow and the deeding process has begun, as well as amounts held in trust and lock box accounts in connection with certain transactions related to management of vacation rental properties.

Accounts Receivable

Accounts receivable are stated at amounts due from customers, principally resort developers, members and managed properties, net of an allowance for doubtful accounts. Accounts receivable outstanding longer than the contractual payment terms are considered past due. ILG determines its allowance by considering a number of factors, including the length of time accounts receivable are past due, ILG’s previous loss history, our judgment as to the specific customer’s current ability to pay its obligation to ILG and the condition of the general economy. More specifically, ILG’s policy for determining its allowance for doubtful accounts consists of both general and specific reserves. The general reserve methodology is distinct for each ILG business based on its historical collection experience and past practice. Predominantly, receivables greater than 120 days past due are applied a general reserve factor, while receivables 180 days or more past due are fully reserved. The determination of when to apply a specific reserve requires judgment and is directly related to the particular customer collection issue identified, such as known liquidity constraints, insolvency concerns or litigation.

The allowance for bad debt is included within general and administrative expense within our consolidated statements of income. ILG writes off accounts receivable when they become uncollectible once we have exhausted all means of collection.

Vacation Ownership Inventory

Inventory is composed of unsold vacation ownership intervals at our Hyatt-branded vacation ownership resorts. This inventory is carried at the lower of cost or market, based on relative sales value, less expected direct selling costs. Cost includes development, real estate, and content costs. Costs are allocated to units sold using the relative sales value method. This method calculates cost of sales as a percentage of projected gross sales using a cost-of-sales percentage, which is determined by dividing inventory cost into total estimated revenue projected for interval sales. Remaining inventory is a pool of costs that will be charged against future revenues.

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It is possible that future changes in our sales strategies or project development plans could have a material effect on the carrying value of inventory. Consequently, we monitor the carrying value of our inventory on a quarterly basis to ensure the inventory is stated at the lower of cost or market.

Vacation Ownership Mortgages Receivable and Allowance for Loan Losses

Vacation ownership mortgages receivable consist of loans to eligible customers who purchase VOIs and choose to finance their purchase. These mortgage receivables are collateralized by the underlying VOI, generally bear interest at a fixed rate, have a typical term ranging from 5—10 years and are generally made available to customers who make a down payment on the purchase price within established credit guidelines.

Vacation ownership mortgages receivable are composed of mortgage loans related to our financing of vacation ownership interval sales. Included within our vacation ownership mortgages receivable are originated loans and loans acquired in connection with our acquisition of HVO.

Acquired loans are segregated between those with deteriorated credit quality at acquisition and those deemed as performing. To make this determination, we consider such factors as credit collection history, past due status, non-accrual status, credit risk ratings, interest rates and the underlying collateral securing the loans. The fair value of acquired loans deemed performing is determined by discounting cash flows, both principal and interest, for the loan pool at market interest rates while giving consideration to anticipated future defaults. The difference between fair value and principal balances due at acquisition date is accreted to interest income, within consolidated revenue, over the estimated life of the loan pool.

Allowance for Loan Losses

For originated loans, we record an estimate of uncollectability as a reduction of sales of VOIs in the accompanying consolidated statements of income at the time revenue is recognized on a VOI sale. We evaluate our originated loan portfolio collectively as they are largely homogeneous, smaller-balance, vacation ownership mortgages receivable. We use a technique referred to as static pool analysis, which tracks uncollectibles over the entire life of those mortgage receivable, as the basis for determining our general reserve requirements on our vacation ownership mortgages receivable. The adequacy of the related allowance is determined by management through analysis of several factors, such as current economic conditions and industry trends, as well as the specific risk characteristics of the portfolio, including defaults, aging, and historical write-offs of these receivables. The allowance is maintained at a level deemed adequate by management based on a periodic analysis of the mortgage portfolio.

We determine our originated vacation ownership mortgages receivable to be nonperforming if either interest or principal is more than 120 days past due. All non-performing loans are placed on non-accrual status and we do not resume interest accrual until the receivable becomes contractually current. We apply payments we receive for vacation ownership notes receivable on non-performing status first to interest, then to principal, and any remainder to fees.

Loans acquired in connection with a business combination are recorded at their estimated fair value on their purchase date with no carryover of the related allowance for loan losses. Performing acquired loans are subsequently evaluated for any required allowance at each reporting date. An

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allowance for loan losses on acquired loans is calculated using a similar methodology for originated loans.

Investments in Unconsolidated Entities

We consolidate entities under our control, including variable interest entities (VIEs) where we are deemed to be the primary beneficiary as a result of qualitative and/or quantitative characteristics. The primary beneficiary is the party who has the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and who has an obligation to absorb losses of the entity or a right to receive benefits from the entity that could potentially be disproportionate to the entity. Investments in unconsolidated affiliates over which we exercise significant influence, but do not control, including joint ventures, are accounted for by the equity method. In addition, our limited partnership investments in which we hold more than a minimal investment are accounted for under the equity method of accounting.

We assess investments in unconsolidated entities for impairment quarterly to determine whether there is an indication that a loss in value that is other-than-temporary has occurred. If so, we evaluate the carrying value compared to the estimated fair value of the investment. Fair value is based upon internally developed discounted cash flow models, third-party appraisals, or if appropriate, current estimated net sales proceeds from pending offers. If the estimated fair value is less than carrying value, we use our judgment to determine if the decline in value is other-than-temporary. In making this determination, we consider factors including, but not limited to, the length of time and extent of the decline, loss of values as a percentage of the cost, financial condition and near-term financial projections, our intent and ability to recover the lost value, and current economic conditions. Impairments that are deemed other-than-temporary are charged to equity in losses from unconsolidated entities in our accompanying consolidated statements of income.

Property and Equipment

Property and equipment, including capitalized improvements, are recorded at cost. Repairs and maintenance and any gains or losses on dispositions are included in results of operations.

Depreciation is recorded on a straight-line basis to allocate the cost of depreciable assets to operations over their estimated useful lives. The following table summarizes depreciable life by asset category.

Asset Category	Depreciation Period
Computer equipment	3 to 5 Years
Capitalized software (including internally-developed software)	3 to 7 Years
Buildings and leasehold improvements	1 to 40 Years
Furniture and other equipment	3 to 10 Years

In accordance with ASC Topic 350, “Intangibles-Goodwill and Other” (“ASC 350”), we capitalize certain qualified costs incurred in connection with the development of internal use software. Capitalization of internal use software costs begins when the preliminary project stage is completed, management with the relevant authority authorizes and commits to the funding of the software project,

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and it is probable that the project will be completed and the software will be used to perform the function intended.

Fair Value Measurements

In accordance with ASC Topic 820, “Fair Value Measurement,” (“ASC 820”) the fair value of an asset is considered to be the price at which the asset could be sold in an orderly transaction between unrelated knowledgeable and willing parties. A liability’s fair value is defined as the amount that would be paid to transfer the liability to a new obligor, not the amount that would be paid to settle the liability with the creditor. We categorize assets and liabilities recorded at fair value using a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include:

•                  Level 1—Observable inputs that reflect quoted prices in active markets

•                  Level 2—Inputs other than quoted prices in active markets that are either directly or indirectly observable

•                  Level 3—Unobservable inputs in which little or no market data exists, therefore requiring the company to develop its own assumptions

Our non-financial assets, such as goodwill, intangible assets and long-lived assets, are adjusted to fair value only when an impairment charge is recognized. Such fair value measurements are based predominantly on Level 3 inputs.

Accounting for Business Combinations

In accordance with ASC Topic 805, “Business Combinations,” when accounting for business combinations we are required to recognize the assets acquired, liabilities assumed, contractual contingencies, noncontrolling interests and contingent consideration at their fair value as of the acquisition date. These items are recorded on our consolidated balance sheets as of the respective acquisition dates based upon their estimated fair values at such dates. The results of operations of acquired businesses are included in the consolidated statements of income since their respective acquisition dates.

The purchase price allocation process requires management to make significant estimates and assumptions with respect to intangible assets, estimated contingent consideration payments and/or pre-acquisition contingencies, all of which ultimately affect the fair value of goodwill established as of the acquisition date. Goodwill acquired in business combinations is assigned to the reporting unit(s) expected to benefit from the combination as of the acquisition date and is then subsequently tested for impairment at least annually.

As part of our accounting for business combinations we are required to determine the useful lives of identifiable intangible assets recognized separately from goodwill. The useful life of an intangible asset is the period over which the asset is expected to contribute directly or indirectly to the future cash flows of the acquired business. An intangible asset with a finite useful life shall be amortized; an intangible asset with an indefinite useful life shall not be amortized. We base the estimate of the useful

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life of an intangible asset on an analysis of all pertinent factors, in particular, all of the following factors with no one factor being more presumptive than the other:

•                  The expected use of the asset.

•                  The expected useful life of another asset or a group of assets to which the useful life of the intangible asset may relate.

•                  Any legal, regulatory, or contractual provisions that may limit the useful life.

•                  Our own historical experience in renewing or extending similar arrangements, consistent with our intended use of the asset, regardless of whether those arrangements have explicit renewal or extension provisions.

•                  The effects of obsolescence, demand, competition, and other economic factors.

•                  The level of maintenance expenditures required to obtain the expected future cash flows from the asset.

If no legal, regulatory, contractual, competitive, economic, or other factors limit the useful life of an intangible asset to the reporting entity, the useful life of the asset shall be considered to be indefinite. The term indefinite does not mean the same as infinite or indeterminate. The useful life of an intangible asset is indefinite if that life extends beyond the foreseeable horizon—that is, there is no foreseeable limit on the period of time over which it is expected to contribute to the cash flows of the acquired business.

Although we believe the assumptions and estimates we have made have been reasonable and appropriate, they are based in part on historical experience and information obtained from the management of the acquired entity and are inherently uncertain. Examples of critical estimates in accounting for acquisitions include but are not limited to:

•                  the estimated fair value of the acquisition-related contingent consideration, which is performed using a probability-weighted income approach based upon the forecasted achievement of post-acquisition pre-determined targets;

•                  the future expected cash flows from sales of products and services and related contracts and agreements; and

•                  discount and long-term growth rates.

Unanticipated events and circumstances may occur which could affect the accuracy or validity of our assumptions, estimates or actual results. Additionally, any change in the fair value of the acquisition-related contingent consideration subsequent to the acquisition date, including changes resulting from events that occur after the acquisition date, such as changes in our estimated fair value of the targets that are expected to be achieved, will be recognized in earnings in the period of the change in estimated fair value.

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Additionally, when acquiring a company who has recorded deferred revenue in its historical, pre-acquisition financial statements, we are required as part of purchase accounting to re-measure the deferred revenue as of the acquisition date. Deferred revenue is re-measured to represent solely the cost that relates to the associated legal performance obligation which we assumed as part of the acquisition, plus a normal profit margin representing the level of effort or assumption of risk assumed. Legal performance obligations that simply relate to the passage of time would not result in recognized deferred revenue as there is little to no associated cost.

Goodwill and Other Intangible Assets

Goodwill and other intangible assets are significant components of our consolidated balance sheets. Our policies regarding the valuation of intangible assets affect the amount of future amortization and possible impairment charges we may incur. Assumptions and estimates about future values and remaining useful lives of our intangible and other long-lived assets are complex and subjective. They can be affected by a variety of factors, including external factors such as consumer spending habits and general economic trends, and internal factors such as changes in our business strategy and our internal forecasts.

Goodwill acquired in business combinations is assigned to the reporting unit(s) expected to benefit from the combination as of the acquisition date. In accordance with ASC 350, we review the carrying value of goodwill and other intangible assets of each of our reporting units on an annual basis as of October 1, or more frequently upon the occurrence of certain events or substantive changes in circumstances, based on either a qualitative assessment or a two-step impairment test. As of December 31, 2014, upon re-alignment of our operating segments, we identified two reporting units within each of our Exchange and Rental, and Vacation Ownership operating segments as follows:

OPERATING SEGMENTS

Exchange and Rental	Vacation Ownership
Vacation exchange reporting unit	VO management reporting unit
Vacation rental reporting unit	VO sales and financing reporting unit

During the year, we monitor the actual performance of our reporting units relative to the fair value assumptions used in our annual impairment test, including potential events and changes in circumstance affecting our key estimates and assumptions.

Qualitative Assessment

The qualitative assessment may be elected in any given year pursuant to ASC 350. Under this guidance, entities testing goodwill for impairment have the option of performing a qualitative assessment before calculating the fair value of a reporting unit. If entities determine, on the basis of qualitative factors, that it is more-likely-than-not (i.e., a likelihood of more than 50 percent) that the fair value of the reporting unit is below the carrying amount, the two-step impairment test would be required. The guidance also provides the option to skip the qualitative assessment in any given year and proceed directly with the two-step impairment test at our discretion.

Our qualitative assessment is performed for the purpose of assessing whether events or circumstances have occurred in the intervening period between the date of our last two-step

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impairment test (the “Baseline Valuation”) and the date of our current annual impairment test which could adversely affect the comparison of our reporting units’ fair value with its carrying amount. Examples of events and circumstances that might indicate that a reporting unit’s fair value is less than its carrying amount include macro-economic conditions such as deterioration in the entity’s operating environment, industry or overall market conditions; reporting unit specific events such as increasing costs, declining financial performance, or loss of key personnel or contracts; or other events such as pending litigation, access to capital in the credit markets or a sustained decrease in ILG’s stock price on either an absolute basis or relative to peers. If it is determined, as a result of the qualitative assessment, that it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount, we are then required to perform a two-step impairment test on goodwill.

Two-step Impairment Test

The first step of the impairment test compares the fair value of each reporting unit with its carrying amount, including goodwill. The fair value of each reporting unit is calculated using the average of an income approach and a market comparison approach which utilizes similar companies as the basis for the valuation. If the carrying amount exceeds fair value, then the second step of the impairment test is performed to measure the amount of any impairment loss. The impairment loss is determined by comparing the implied fair value of goodwill to the carrying value of goodwill. The implied fair value of goodwill represents the excess of the fair value of the reporting unit over amounts assigned to its net assets.

The determination of fair value utilizes an evaluation of historical and forecasted operating results and other estimates. Fair value measurements are generally determined through the use of valuation techniques that may include a discounted cash flow approach, which reflects our own assumptions of what market participants would use in pricing the asset or liability.

Indefinite-Lived Intangible Assets

Our intangible assets with indefinite lives relate principally to trade names, trademarks and certain resort management contracts. Pursuant to ASC 350, if an intangible asset is determined to have an indefinite useful life, it shall not be amortized until its useful life is determined to no longer be indefinite. Accordingly, we evaluate the remaining useful life of an intangible asset that is not being amortized each reporting period to determine whether events or circumstances continue to support an indefinite useful life. As of December 31, 2015, there have been no changes to the indefinite life determination pertaining to these intangible assets.

In addition, an intangible asset that is not subject to amortization shall be tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test consists of a comparison of the fair value of an intangible asset with its carrying amount. If the carrying amount of an indefinite-lived intangible asset exceeds its estimated fair value, an impairment loss equal to the excess is recorded. However, subsequent to the issuance of Accounting Standards Update (ASU) 2012-02 (“ASU 2012-02”) in July 2012, entities testing an indefinite-lived intangible asset for impairment have the option of performing a qualitative assessment before calculating the fair value of the asset. If entities determine, on the basis of qualitative factors, that the likelihood of the indefinite-lived intangible asset being impaired is below a

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“more-likely-than-not” threshold (i.e., a likelihood of more than 50 percent), the entity would not need to calculate the fair value of the asset.

Long-Lived Assets and Intangible Assets with Definite Lives

We review the carrying value of all long-lived assets, primarily property and equipment and definite-lived intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying value of a long-lived asset (asset group) may be impaired. In accordance with guidance included within ASC Topic 360, “Property Plant and Equipment,” (“ASC 360”), recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset (asset group) to future undiscounted cash flows expected to be generated by the asset (asset group). An asset group is the lowest level of assets and liabilities for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. When estimating future cash flows, we consider:

•                  only the future cash flows that were directly associated with and that are expected to arise as a direct result of the use and eventual disposition of the asset group;

•                  our own assumptions about our use of the asset group and all available evidence when estimating future cash flows;

•                  potential events and changes in circumstance affecting our key estimates and assumptions; and

•                  the existing service potential of the asset (asset group) at the date tested.

If an asset (asset group) is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset (asset group) exceeds its fair value. When determining the fair value of the asset (asset group), we consider the highest and best use of the assets from a market-participant perspective. The fair value measurement is generally determined through the use of independent third party appraisals or an expected present value technique, both of which may include a discounted cash flow approach, which reflects our own assumptions of what market participants would utilize to price the asset (asset group).

Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Assets to be abandoned, or from which no further benefit is expected, are written down to zero at the time that the determination is made and the assets are removed entirely from service.

Advertising

Advertising and promotional expenditures primarily include printing and postage costs of directories and magazines, promotions, tradeshows, agency fees, and related commissions. Direct-response advertising consists primarily of printing, postage, and freight costs related to our member resort directories. Advertising costs are expensed in the period incurred, except for magazine related costs that are expensed at time of mailing when the advertising takes place, and direct-response advertising, which are amortized ratably over the applicable period following the mailing of the directories.

Advertising expense was $16.4 million, $15.6 million and $17.0 million for the years ended December 31, 2015, 2014 and 2013, respectively, of which $2.7 million, $2.1 million and $4.1 million, respectively, pertained to expenses related to our direct-response advertising. As of December 31, 2015

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and 2014, we had $4.3 million and $2.4 million, respectively, of capitalized advertising costs recorded in prepaid expenses and other current assets on our consolidated balance sheets.

Income Taxes

ILG accounts for income taxes under the liability method, and deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided on deferred tax assets if it is determined that it is more likely than not that the deferred tax asset will not be realized. ILG records interest on potential income tax contingencies as a component of income tax expense and records interest net of any applicable related income tax benefit.

Pursuant to ASC Topic 740 “Income Taxes” (“ASC 740”), ILG recognizes liabilities for uncertain tax positions based on the two-step process prescribed by the interpretation. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settling the uncertain tax position.

Foreign Currency Translation and Transaction Gains and Losses

The financial position and operating results of substantially all foreign operations are consolidated using the local currency as the functional currency. Local currency assets and liabilities are translated at the rates of exchange as of the balance sheet date, and local currency revenue and expenses are translated at average rates of exchange during the period. Resulting translation gains or losses are included as a component of accumulated other comprehensive income (loss), a separate component of ILG stockholders’ equity. Accumulated other comprehensive income (loss) is solely related to foreign currency translation. Only the accumulated other comprehensive income (loss) exchange rate adjustment related to Venezuela is tax effected as required by the FASB guidance codified in ASC 740 since the earnings in Venezuela are not indefinitely reinvested in that jurisdiction.

Transaction gains and losses arising from transactions and/or assets and liabilities denominated in a currency other than the functional currency of the entity involved are included in the consolidated statements of income. Operating foreign currency exchange attributable to foreign currency remeasurements of operating assets and liabilities denominated in a currency other than their functional currency, primarily related to Euro denominated value added tax liabilities, resulted in net gains of $0.2 million for the year ended December 31, 2015, net gains of $0.4 million for the year ended December 31, 2014 and in a net loss of $0.1 million for the year ended December 31, 2013, which is included in general and administrative expenses. Non-operating foreign currency exchange included net gains of $3.8 million, $2.3 million and $0.6 million for the years ended December 31, 2015, 2014 and 2013, respectively, included in other income (expense) in the accompanying consolidated statements of income.

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Stock-Based Compensation

Stock-based compensation is accounted for under ASC Topic 718, “Compensation—Stock Compensation” (“ASC 718”). Non-cash compensation expense for stock-based awards is measured at fair value on date of grant and recognized over the service period for awards expected to vest. The fair value of restricted stock and restricted stock units (“RSUs”) is determined based on the number of shares granted and the quoted price of our common stock on that date, except for RSUs subject to relative total shareholder return performance criteria, which the fair value is based on a Monte Carlo simulation analysis as further discussed in Note 13. We grant awards subject to graded vesting (i.e., portions of the award vest at different times during the vesting period) or to cliff vesting (i.e., all awards vest at the end of the vesting period). Certain RSUs, in addition, are subject to attaining specific performance criteria. For RSUs to be settled in stock, the accounting charge is measured at the grant date fair value and expensed as non-cash compensation over the vesting term using the straight-line basis for service-only awards and the accelerated basis for performance-based awards with graded vesting. For certain cliff vesting awards with performance criteria, we also use anticipated future results in determining the fair value of the award. Such value is recognized as expense over the service period, net of estimated forfeitures, using the straight-line recognition method. The amount of stock-based compensation expense recognized in the consolidated statements of income is reduced by estimated forfeitures, as the amount recorded is based on awards ultimately expected to vest. The expense associated with RSU awards to be settled in cash is initially measured at fair value at the grant date and expensed ratably over the vesting term, recording a liability subject to mark-to-market adjustments for changes in the price of the respective common stock as compensation expense.

Stock-based compensation is recorded within the same line item in our consolidated statements of income as the employee-related compensation of the award recipient, as disclosed in tabular format in Note 13.

Management must make certain estimates and assumptions regarding stock awards that will ultimately vest, and to the extent actual results or updated estimates differ from our current estimates, such amounts will be recorded as a cumulative adjustment in the period estimates are revised. We consider many factors when estimating expected forfeitures, including types of awards, employee class, and historical experience. The forfeiture rate is estimated at the grant date based on historical experience and revised, if necessary, in subsequent periods for any changes to the estimated forfeiture rate from that previously estimated. For any vesting tranche of an award, the cumulative amount of compensation cost recognized is at least equal to the portion of the grant-date value of the award tranche that is actually vested at that date. Tax benefits resulting from tax deductions in excess of the stock-based compensation expense recognized in the consolidated statements of income are reported as a component of financing cash flows. For the years ended December 31, 2015, 2014 and 2013, gross excess tax benefits from stock-based compensation reported as a component of financing cash flows were $1.9 million, $1.9 million and $2.9 million, respectively.

Earnings per Share

Basic earnings per share attributable to common stockholders is computed by dividing the net income attributable to common stockholders by the weighted average number of shares of common stock outstanding for the period. Treasury stock is excluded from the weighted average number of shares of common stock outstanding. Diluted earnings per share attributable to common stockholders is

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computed based on the weighted average number of shares of common stock and dilutive securities outstanding during the period. Dilutive securities are common stock equivalents that are freely exercisable into common stock at less than market prices or otherwise dilute earnings if converted. The net effect of common stock equivalents is based on the incremental common stock that would be issued upon the assumed exercise of common stock options and the vesting of RSUs using the treasury stock method. Common stock equivalents are not included in diluted earnings per share when their inclusion is antidilutive. The computations of diluted earnings per share available to common stockholders do not include approximately 0.2 million stock options and 0.3 million RSUs for the year ended December 31, 2015, 0.8 million stock options and 0.2 million RSUs for the year ended December 31, 2014 and 0.8 million stock options for the year ended December 31, 2013, as the effect of their inclusion would have been antidilutive to earnings per share.

In connection with the spin-off, stock options to purchase ILG common stock were granted to non-ILG employees for which there is no future compensation expense to be recognized by ILG. As of December 31, 2015, there were no stock options outstanding, and as of December 31, 2014, 0.8 million of stock options remained outstanding.

The computation of weighted average common and common equivalent shares used in the calculation of basic and diluted earnings per share is as follows (in thousands):

	Year Ended December 31,
	2015	2014	2013
Basic weighted average shares of common stock outstanding	57,400	57,343	57,243
Net effect of common stock equivalents assumed to be vested related to RSUs	588	606	581
Net effect of common stock equivalents assumed to be exercised related to stock options held by non-employees	1	4	8
Diluted weighted average shares of common stock outstanding	57,989	57,953	57,832

Certain Risks and Concentrations

Geographic Risk

In regards to our Exchange and Rental segment, a substantial percentage of the vacation ownership resorts in the Interval Network are located in Florida, Hawaii, Las Vegas, Mexico and Southern California, while the majority of the revenue from our vacation rental businesses is derived from vacation properties located in Hawaii. In regards to our Vacation Ownership segment, the largest concentration of revenue derived from the management of vacation ownership properties resides in Spain with regard to our VRI Europe business. From an ILG perspective, approximately $231.6 million, $211.1 million and $146.6 million of 2015, 2014 and 2013 revenue, respectively, (excluding pass-through revenue) was generated from travel to properties located in all of these locations, together with vacation ownership management services and sales and financing activities performed in these locations.

Business Risk

ILG also depends on relationships with developers and vacation property owners, as well as third party service providers for processing certain fulfillment services. We do not consider our overall

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business to be dependent on any one of these resort developers, provided, that the loss of a few large developers (particularly those from which Interval receives membership renewal fees directly) could materially impact our business. The loss of one or more of our largest management agreements could materially impact our businesses.

ILG’s business also is subject to certain risks and concentrations including exposure to risks associated with online commerce security and credit card fraud.

Credit Risk

ILG is exposed to credit risk in relation to its portfolio of mortgage receivables associated with its vacation ownership business. We offer financing to purchasers of VOIs at our Hyatt-branded vacation ownership resorts and, as a result, ILG bears the risk of default on these loans. Should a purchaser default, ILG has the ability to foreclose and attempt to resell the associated VOI at its own cost to resell.

Other financial instruments that potentially subject ILG to concentration of credit risk consist primarily of cash and cash equivalents and restricted cash, which are maintained with high quality financial institutions. Financial instruments also contain secured loans that are recorded at the time of origination for the principal amount financed and are carried at amortized cost, net of any allowance for credit losses, as further discussed in Note 10.

Interest Rate Risk

ILG is exposed to interest rate risk through borrowings under our amended credit agreement which bears interest at variable rates. The interest rate on the amended credit agreement is based on (at our election) either LIBOR plus a predetermined margin that ranges from 1.25% to 2.5%, or the Base Rate as defined in the amended credit agreement plus a predetermined margin that ranges from 0.25% to 1.5%, in each case based on ILG’s total leverage ratio.

Recent Accounting Pronouncements

With the exception of those discussed below, there have been no recent accounting pronouncements or changes in accounting pronouncements during the year ended December 31, 2015 that are of significance, or potential significance, to ILG based on our current operations. The following summary of recent accounting pronouncements is not intended to be an exhaustive description of the respective pronouncement.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)” (“ASU 2016-02”). ASU 2016-02 amends the existing accounting standards for lease accounting, including requiring lessees to recognize most leases on their balance sheets and making targeted changes to lessor accounting. The new guidance will be effective for public entities for annual periods beginning after December 15, 2018 and interim periods therein. Early adoption of ASU 2016-02 as of its issuance is permitted. The new leases standard requires a modified retrospective transition approach for all leases existing at, or entered into after, the date of initial application, with an option to use certain transition relief. We are currently evaluating the methods and impact of adopting the new leases standard on our consolidated financial statements.

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NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (Continued)

In January 2016, the FASB issued ASU 2016-01, “Financial Instruments—Overall (Subtopic 825-10),” which amends the guidance in U.S. GAAP on the classification and measurement of financial instruments. Although the ASU retains many current requirements, it significantly revises an entity’s accounting related to (1) the classification and measurement of investments in equity securities and (2) the presentation of certain fair value changes for financial liabilities measured at fair value. The ASU also amends certain disclosure requirements associated with the fair value of financial instruments. The amendments in this update are effective for fiscal years beginning after December 31, 2017, including interim periods within those fiscal years. We are currently assessing the future impact of this new accounting standard update on our consolidated financial statements.

In September 2015, the FASB issued ASU 2015-16, “Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments.” The purpose of the ASU is to simplify the accounting for measurement-period adjustments related to business combinations. ASU 2015-16 requires an acquirer to recognize adjustments to provisional amounts that are identified during the measurement period, in the reporting period in which the adjustment amounts are determined. The amendments in this update are effective for fiscal years beginning after December 31, 2015, including interim periods within the fiscal year and should be applied prospectively. We do not currently anticipate the adoption of this guidance will have a material impact on our consolidated financial statements; however, we will continue to assess through the effective date the future impact, if any, of this new accounting update to our consolidated financial statements.

In August 2015, the FASB issued ASU 2015-14, “Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date,” which defers by one year the effective date of ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)” to annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. ASU 2014-09 supersedes revenue recognition requirements in Topic 605, “Revenue Recognition.” The purpose of the ASU 2014-09 is to clarify the principles for recognizing revenue and to develop a common revenue standard for U.S. GAAP and IFRS that would remove inconsistencies and weaknesses in revenue requirement; provide a more robust framework for addressing revenue issues; improve comparability of revenue recognition practices across entities and industries; provide more useful information to users of financial statements through improved disclosure requirements and to simplify the preparation of financial statements. Given the complexities of this new standard, we are unable to determine, at this time, whether adoption of this standard will have a material impact on our consolidated financial position, results of operations, cash flows or related disclosures; however, we will continue to assess through the effective date the future impact, if any, of this new accounting update to our consolidated financial statements.

In April 2015, the FASB issued ASU 2015-05, “Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement.” The FASB amended its guidance on internal use software to clarify how customers in cloud computing arrangements should determine whether the arrangement includes a software license. The guidance also eliminates the existing requirement for customers to account for software licenses they acquire by analogizing to the guidance on leases. Instead, entities will account for these arrangements as licenses of intangible assets. The ASU is effective for annual periods, including interim periods within those annual periods, beginning after December 15, 2015. Early adoption is permitted. We do not currently anticipate the adoption of this guidance will have a material impact on our

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NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (Continued)

consolidated financial statements; however, we will continue to assess through the effective date the future impact, if any, of this new accounting update to our consolidated financial statements.

In February 2015, the FASB issued ASU 2015-02, “Consolidation (Topic 810): Amendments to the Consolidation Analysis” (“ASU 2015-02”). The amendments in this topic are intended to improve and simplify targeted areas of the consolidation guidance. ASU 2015-02 modifies the method for determining whether limited partnerships and similar legal entities are variable interest entities (“VIEs”) or voting interest entities. Further, it eliminates the presumption that a general partner should consolidate a limited partnership and impacts the consolidation analysis of reporting entities that are involved with VIEs, particularly those that have fee arrangements and related party relationships. The ASU is effective for fiscal years beginning after December 15, 2015 (and interim periods within those fiscal years). Early adoption is permitted. We do not currently anticipate the adoption of this guidance will have a material impact on our consolidated financial statements; however, we will continue to assess through the effective date the future impact, if any, of this new accounting update to our consolidated financial statements.

In January 2015, the FASB issued ASU 2015-01, “Income Statement—Extraordinary and Unusual Items (Subtopic 225-20): Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items” (“ASU 2015-01”). ASU 2015-01 eliminates from generally accepted accounting principles (GAAP) the concept of extraordinary items as part of the FASB’s initiative to reduce complexity in accounting standards (the Simplification Initiative). ASC 225-20 requires a reporting entity to separately classify, present and disclose extraordinary events and transactions if the event or transaction meets both of the following criteria for extraordinary item classification: unusual nature and infrequency of occurrence. If an event or transaction meets the criteria for extraordinary classification, a reporting entity is required to segregate the extraordinary item from the results of ordinary operations and show them separately in the income statement, net of tax, after from income from continuing operations. Under ASU 2015-01, the concept of extraordinary item is eliminated from the ASC Master Glossary and replaced with definitions for infrequency of occurrence and unusual nature. The presentation and disclosure guidance in ASC 225-20 for items that are unusual in nature or incur infrequently will be retained and will be expanded to include items that are both unusual in nature and infrequently occurring. The ASU is effective for fiscal years beginning after December 15, 2015 (and interim periods within those fiscal years). A reporting entity may apply the amendments in the ASU prospectively and also may apply the amendments retrospectively to all prior periods presented in the financial statements. Early adoption is permitted. We do not currently anticipate the adoption of this guidance will have a material impact on our consolidated financial statements; however, we will continue to assess through the effective date the future impact, if any, of this new accounting update to our consolidated financial statements.

In August 2014, the FASB issued ASU 2014-15, “Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties About an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”).” ASU 2014-15 requires management to perform interim and annual assessments on whether there are conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern within one year of the date the financial statements are issued and to provide related disclosures, if required. The ASU is effective for fiscal years beginning after December 15, 2016 (and interim periods within those fiscal years), with early adoption permitted. The

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NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (Continued)

standard allows for either a full retrospective or modified retrospective transition method. We do not currently anticipate the adoption of this guidance will have a material impact on our disclosures.

In June 2014, the FASB issued ASU 2014-12, “Compensation—Stock Compensation (Topic 718): Accounting for share-based payments when the terms of an award provide that a performance target could be achieved after the requisite service period (“ASU 2014-12”).” ASU 2014-12 clarifies that entities should treat performance targets that can be met after the requisite service period of a share-based payment award as performance conditions that affect vesting. Therefore, an entity would not record compensation expense (measured as of the grant date without taking into account the effect of the performance target) related to an award for which transfer to the employee is contingent on the entity’s satisfaction of a performance target until it becomes probable that the performance target will be met. No new disclosures are required under ASU 2014-12. The ASU is effective for fiscal years beginning after December 15, 2015 (and interim periods within that period), with early adoption permitted. In addition, all entities will have the option of applying the guidance either prospectively (i.e. only to awards granted or modified on or after the effective date of the issue) or retrospectively. Retrospective application would only apply to awards with performance targets outstanding at or after the beginning of the first annual period presented (i.e., the earliest presented comparative period). We do not currently anticipate the adoption of this guidance will have a material impact on our consolidated financial position, results of operations, cash flows or related disclosures; however, we will continue to assess through the effective date the future impact, if any, of this new accounting update to our consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). The FASB and the International Accounting Standards Board (“IASB”) initiated a joint project to clarify the principles for recognizing revenue and to develop a common revenue standard for U.S. GAAP and IFRS that would: (i) remove inconsistencies and weaknesses in revenue requirements; (ii) provide a more robust framework for addressing revenue issues; (iii) improve comparability of revenue recognition practices across entities, industries, jurisdictions, and capital markets; (iv) provide more useful information to users of financial statements through improved disclosure requirements; and (v) simplify the preparation of financial statements by reducing the number of requirements to which an entity must refer. To meet those objectives, the FASB amended the FASB Accounting Standards Codification (“Codification”) and created a new Topic 606, Revenue from Contracts with Customers. The core principle of the guidance in ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance in this ASU supersedes the revenue recognition requirements in Topic 605, Revenue Recognition, and most industry specific guidance throughout the Industry Topics of the Codification. Additionally, ASU 2014-09 supersedes some cost guidance included in Subtopic 605-35, Revenue Recognition—Construction-Type and Production-Type Contracts. The ASU is effective for fiscal years beginning after December 15, 2017 (and interim periods within that period); early adoption is not permitted. Given the complexities of this new standard, we are unable to determine, at this time, whether adoption of this standard will have a material impact on our consolidated financial position, results of operations, cash flows or related disclosures; however, we will continue to assess through the effective date the future impact, if any, of this new accounting update to our consolidated financial statements.

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NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (Continued)

Adopted Accounting Pronouncements

In November 2015, FASB issued ASU 2015-17, Income Taxes (Topic 740) Balance Sheet Classification of Deferred Taxes (“ASU 2015-17”) which requires that deferred tax assets and liabilities be classified as noncurrent in a classified balance sheet. ASU 2015-17 is effective for public companies for fiscal years beginning after December 15, 2016 with early adoption permitted. ILG has elected to early adopt ASU 2015-17 prospectively in the fourth quarter of 2015. As a result, we have presented all deferred tax assets and related valuation allowances, and liabilities as noncurrent on our consolidated balance sheet as of December 31, 2015, but have not reclassified current deferred tax assets and liabilities on our consolidated balance sheet as of December 31, 2014.

In August 2015, the FASB issued ASU 2015-15, “Interest—Imputation of Interest (Subtopic 835-30): Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements,” to clarify the SEC staff’s position on presenting and measuring debt issuance costs incurred in connection with line-of-credit arrangements given the lack of guidance on this topic in ASU 2015-03. The SEC staff noted that it would not object to an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. This ASU was effective upon issuance. The adoption of this guidance did not have a material impact on our consolidated financial statements.

In June 2015, the FASB issued ASU 2015-10, “Technical Corrections and Improvements.” The purpose of this ASU is to clarify guidance, correct unintended application of guidance, or make minor improvements to guidance that are not expected to have a significant effect on current accounting practice or create a significant administrative cost to most entities. Additionally, some of the amendments are intended to simplify guidance by making it easier to understand and easier to apply by eliminating inconsistencies, providing needed clarifications, and improving the presentation of guidance in the Codification. Transition guidance varies based on the amendments in this update. The amendments in this update that require transition guidance are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. Early adoption is permitted, including adoption in an interim period. All other amendments will be effective upon the issuance of this update. The adoption of this guidance did not have a material impact on our consolidated financial statements.

In April 2015, the FASB issued ASU 2015-03, “Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs” (“ASU 2015-03”). ASU 2015-03 simplifies presentation of debt issuance costs, requiring debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The guidance in the standard is limited to the presentation of debt issuance costs and does not affect the recognition and measurement of debt issuance costs. The amortization of such costs are to continue being calculated using the interest method and be reported as interest expense. The ASU is effective for fiscal years beginning after December 15, 2015 (and interim periods within those fiscal years). Early adoption is permitted for financial statements that have not been previously issued and will be applied on a retrospective basis. We adopted the provisions of the ASU as of June 30, 2015 retrospectively and the adoption did not have a material impact on our consolidated financial position, results of operations, cash flows or related disclosures. Other

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NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (Continued)

non-current assets and long-term debt on our consolidated balance sheet as of December 31, 2014 has been retrospectively adjusted by $3.6 million to effectuate the adoption of this ASU as described above.

In April 2014, the FASB issued ASU 2014-08, “Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360)” (“ASU 2014-08”). The amendments in ASU 2014-08 change the requirements for reporting and disclosing discontinued operations. Among other items, this new guidance defines a discontinued operation as a disposal of a component or group of components that is disposed of or is classified as held for sale and “represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results.” The standard states that a strategic shift could include a disposal of (i) a major geographical area of operations, (ii) a major line of business, (iii) a major equity method investment, or (iv) other major parts of an entity. The ASU is effective for fiscal years beginning after December 15, 2014 (and interim periods within those fiscal years), with early adoption permitted. The adoption of this guidance did not have a material impact on our consolidated financial statements.

In January 2014, the FASB issued ASU 2014-04, “Receivables—Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure” (“ASU 2014-04”). Current US GAAP requires a loan to be reclassified to Other Real Estate Owned (“OREO”) upon a troubled debt restructuring that is “in substance a repossession or foreclosure,” where the creditor receives “physical possession” of the debtor’s assets regardless of whether formal foreclosure proceedings take place. The amendments in ASU 2014-04 clarify when an “in substance a repossession or foreclosure” and “physical possession” has occurred as these terms are not defined in US GAAP, in addition to requiring certain supplementary interim and annual disclosures. The ASU is effective for fiscal years beginning after December 15, 2014 (and interim periods within those fiscal years) and shall be applied prospectively, with early adoption permitted. The adoption of this guidance did not have a material impact on our consolidated financial statements.

NOTE 3—BUSINESS COMBINATIONS

Vistana Pending Acquisition

On October 27, 2015, we entered into an Agreement and Plan of Merger (Merger Agreement), with Starwood Hotels & Resorts Worldwide, Inc. (Starwood), Vistana Signature Experiences, Inc. (Vistana) and our newly formed subsidiary, pursuant to which we will acquire Vistana, the vacation ownership business of Starwood. Pursuant to ASC 805, we have identified ILG as the acquirer for purposes of applying the acquisition method of accounting. The acquisition will be effected through a “Reverse Morris Trust” structure, which means that Vistana will be spun-off to Starwood’s shareholders pursuant to a Separation Agreement and then merged with our subsidiary with Vistana shareholders receiving stock of ILG. Vistana will be the surviving entity of the merger. Prior to the spin-off, a cash payment will be made to Starwood of approximately $132 million, subject to adjustment. In consideration for the sale of certain assets and liabilities related to the Vistana business to one or more ILG subsidiaries, ILG will make a cash payment equal to the fair market value of those assets and liabilities. If the purchase price of the assets exceeds the $132 million payment, as adjusted, Starwood will contribute the difference in cash to Vistana and if the $132 million payment, as adjusted, exceeds the purchase price of the assets, Vistana will distribute the difference to Starwood. Included in the

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NOTE 3—BUSINESS COMBINATIONS (Continued)

assets being purchased by ILG and transferred to Vistana prior to the merger are the vacation ownership business and five hotels that are expected to be converted into vacation ownership properties over time. The combination will result in Starwood shareholders owning, at the closing, approximately 55% of the combined company on a fully diluted basis, with existing shareholders of ILG owning approximately 45% of the combined company. Completion of the merger, expected to occur during the second quarter of 2016, is subject to customary closing conditions, including regulatory and ILG shareholder approvals. Liberty Interactive Corp and certain of ILG’s senior executives have entered into Voting and Support Agreements, which provide for them to vote in favor of the issuance of ILG shares pursuant to the merger. During the year ended December 31, 2015, we incurred approximately $7 million of transaction costs related to the Vistana pending acquisition.

The Merger Agreement contains certain termination rights including Starwood’s right to terminate if ILG’s board changes its recommendation regarding issuance of ILG common stock for the merger or ILG’s termination in order to enter into an agreement for a superior proposal, in each case prior to stockholder approval. For these terminations, ILG would be required to pay Starwood a termination fee of $40 million, which could also be payable for certain other terminations if ILG enters into an agreement with respect to a competing proposal within 12 months of termination of the Merger Agreement.

In connection with the transaction, Vistana will enter into an 80-year exclusive global license agreement for the use of the Westin and Sheraton brands in vacation ownership in addition to the non-exclusive license for the existing St. Regis and The Luxury Collection vacation ownership properties. Under the terms of the license agreement, Starwood will receive an annual base royalty fee of $30 million plus 2% of vacation ownership interest sales. Vistana will also enter into an agreement regarding its continued participation in the Starwood Preferred Guest loyalty program. Also, Starwood and ILG will enter into a Noncompetition Agreement that will restrict, for ten years, Starwood from competing with ILG’s vacation ownership business and restrict ILG from competing with Starwood’s hotel business, subject to specified exceptions.

Additional transaction-related agreements include, among others:

•                  an Employee Matters Agreement, which will govern, among other things, Starwood, Vistana and ILG’s obligations with respect to current and former employees of the Vistana Business; and

•                  a Tax Matters Agreement, which will govern, among other things, Starwood, Vistana and ILG’s respective rights, responsibilities and obligations with respect to taxes, tax attributes, the preparation and filing of tax returns, responsibility for and preservation of the expected tax-free status of the transactions contemplated by the Separation Agreement and certain other tax matters.

HVO Acquisition

On October 1, 2014, we completed the acquisition of Hyatt Residential Group, now operating as Hyatt Vacation Ownership or HVO, from wholly-owned subsidiaries of Hyatt Hotels Corporation. In connection with the acquisition, a subsidiary of ILG entered into a global Master License Agreement which provides for an exclusive license for use of the Hyatt® brand with respect to the shared ownership business in exchange for license fees. Additionally, in connection with the acquisition, we

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NOTE 3—BUSINESS COMBINATIONS (Continued)

have agreed to guarantee up to $36.7 million of the construction loan for the Maui project. The aggregate purchase price was approximately $218 million in cash, which was subject to final adjustment for working capital.

As disclosed in our 2014 Annual Report on Form 10-K, the HVO acquisition was recorded on our consolidated balance sheet as of October 1, 2014 based upon estimated fair values as of such date. The results of operations related to this business are included in our consolidated statements of income since October 1, 2014 and within our Exchange and Rental and Vacation Ownership segments for segment reporting purposes on the basis of its respective business activities.

NOTE 4—GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill

Pursuant to FASB guidance as codified within ASC 350, goodwill acquired in business combinations is assigned to the reporting unit(s) expected to benefit from the combination as of the acquisition date.

As discussed in Note 15, “Segment Information,” ILG reorganized its management reporting structure in the fourth quarter of 2014 resulting in the following two operating and reportable segments: Exchange and Rental and Vacation Ownership. As a result of the change in operating segments, ILG’s reporting units were also reorganized. The Exchange and Rental, and Vacation Ownership operating segments each contain two reporting units as follows:

OPERATING SEGMENTS

Exchange and Rental	Vacation Ownership
Exchange reporting unit	VO management reporting unit
Rental reporting unit	VO sales and financing reporting unit

The following tables present the balance of goodwill by reporting unit, including the changes in carrying amount of goodwill, for the years ended December 31, 2015 and 2014 (in thousands):

	Balance as of January 1, 2015	Additions	Deductions	Foreign Currency Translation	Goodwill Impairment	Balance as of December 31, 2015
Exchange	$495,748	$—	$—	$—	$—	$495,748
Rental	20,396	—	—	—	—	20,396
VO management	39,160	—	—	(837)	—	38,323
VO sales and financing	6,946	—	—	—	—	6,946
Total	$562,250	$0	$—	$(837)	$—	$561,413

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NOTE 4—GOODWILL AND OTHER INTANGIBLE ASSETS (Continued)

	Balance as of January 1, 2014	Additions	Deductions	Foreign Currency Translation	Goodwill Impairment	Balance as of December 31, 2014
Exchange	$483,462	$12,286	$—	$—	—	$495,748
Rental	20,396	—	—	—	—	20,396
VO management	36,981	3,307	—	(1,128)	—	39,160
VO sales and financing	—	6,946	—	—	—	6,946
Total	$540,839	$22,539	$—	$(1,128)	$—	$562,250

The $22.5 million increase in goodwill for the year ended December 31, 2014 is a result of goodwill acquired in connection with the acquisition of HVO, together with the associated foreign currency translation of goodwill carried on the books of an ILG entity whose functional currency is not the US dollar. Goodwill is assigned to reporting units of ILG that are expected to benefit from the combination. The amount of goodwill assigned to a reporting unit is determined in a manner similar to how the amount of goodwill recognized in a business combination is determined, while using a reasonable methodology applied in a consistent manner. Based on the expected benefits from the business combination, we have assigned $12.3 million, $3.3 million and $6.9 million of HVO related goodwill to our Exchange, VO management and VO sales and financing reporting units, respectively.

Goodwill Impairment Tests

ILG tests goodwill and other indefinite-lived intangible assets for impairment annually as of October 1, or more frequently if events or changes in circumstances indicate that the assets might be impaired. Goodwill is tested for impairment based on either a qualitative assessment or a two-step impairment test, as more fully described in Note 2 of these consolidated financial statements. When performing the two-step impairment test, if the carrying amount of a reporting unit’s goodwill exceeds its implied fair value, an impairment loss equal to the excess is recorded.

As of October 1, 2015, we assessed the carrying value of goodwill and other intangible assets of each of our four reporting units. We performed a qualitative assessment on our Exchange, Rental and VO Management reporting units for our 2015 annual test and concluded that it was more-likely-than-not that the fair value of each reporting exceeded its carrying value and, therefore, a two-step impairment test was not necessary. With regards to our VO Sales and Financing reporting unit, we elected to bypass the qualitative assessment and assessed the carrying value of goodwill pursuant to the two-step impairment approach. The first step of the impairment test concluded the carrying value of this reporting unit did not exceed its fair value; consequently, the second step of the impairment test was not necessary and goodwill was not determined to be impaired.

As of December 31, 2014, as a result of the reorganization of our management reporting structure and reporting units (see Note 15), we assessed the carrying value of goodwill pursuant to the two-step impairment approach. The first step of the impairment test concluded the carrying value of each reporting unit did not exceed its fair value; consequently, the second step of the impairment test was not necessary and goodwill was not determined to be impaired.

As of October 1, 2014, prior to the reorganization of our management reporting structure and reporting units, we assessed the carrying value of goodwill and other intangible assets of each of our

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NOTE 4—GOODWILL AND OTHER INTANGIBLE ASSETS (Continued)

two reporting units. Goodwill assigned to our then reporting units, Membership and Exchange and Management and Rental, was $483.5 million and $57.4 million, respectively as of October 1, 2014. We performed a qualitative assessment on each of our reporting units for the 2014 annual test and concluded that it was more-likely-than-not that the fair value of each reporting exceeded its carrying value and, therefore, a two-step impairment test was not necessary.

Accumulated historical goodwill impairment losses as of January 1, 2014 were $34.3 million which related to components within our Rental reporting unit. There have been no accumulated historical impairments of goodwill for any of our other reporting units through December 31, 2015.

Other Intangible Assets

As of October 1, 2015, we performed a qualitative assessment on our indefinite-lived intangible assets and concluded that the likelihood of our indefinite-lived intangible assets being impaired was below the more-likely-than-not threshold stipulated in ASU 2012-02 and, therefore, calculating the fair value of these intangible assets was not warranted as of October 1, 2015.

As of October 1, 2014, we performed a qualitative assessment on our indefinite-lived intangible assets and concluded that the likelihood of our indefinite-lived intangible assets being impaired was below the more-likely-than-not threshold stipulated in ASU 2012-02 and, therefore, calculating the fair value of these intangible assets was not warranted as of October 1, 2014.

The balance of other intangible assets, net for the years ended December 31, 2015 and 2014 is as follows (in thousands):

	December 31,
	2015	2014
Intangible assets with indefinite lives	$127,345	$131,336
Intangible assets with definite lives, net	123,022	137,539
Total intangible assets, net	$250,367	$268,875

The $4.0 million decrease in our indefinite-lived intangible assets during the year ended December 31, 2015 pertains to associated foreign currency translation of intangible assets carried on the books of an ILG entity whose functional currency is not the US dollar.

At December 31, 2015 and 2014, intangible assets with indefinite lives relate to the following (in thousands):

	December 31,
	2015	2014
Resort management contracts	$83,429	$87,420
Trade names and trademarks	43,916	43,916
Total	$127,345	$131,336

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NOTE 4—GOODWILL AND OTHER INTANGIBLE ASSETS (Continued)

At December 31, 2015, intangible assets with definite lives relate to the following (in thousands):

	Cost	Accumulated Amortization	Net	Weighted Average Remaining Amortization Life (Years)
Customer relationships	$168,400	$(131,710)	$36,690	20.8
Purchase agreements	75,879	(75,879)	—	—
Resort management contracts	129,168	(46,576)	82,592	13.7
Technology	25,076	(25,076)	—	—
Other	21,798	(18,058)	3,740	2.5
Total	$420,321	$(297,299)	$123,022

At December 31, 2014, intangible assets with definite lives relate to the following (in thousands):

	Cost	Accumulated Amortization	Net	Weighted Average Remaining Amortization Life (Years)
Customer relationships	$168,400	$(129,942)	$38,458	21.8
Purchase agreements	75,879	(75,443)	436	0.9
Resort management contracts	129,864	(36,790)	93,074	13.8
Technology	25,076	(25,076)	—	—
Other	21,815	(16,244)	5,571	3.4
Total	$421,034	$(283,495)	$137,539

In accordance with our policy on the recoverability of long-lived assets, as further described in Note 2 of these consolidated financial statements, we review the carrying value of all long-lived assets, primarily property and equipment and definite-lived intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying value of a long-lived asset (asset group) may be impaired. For the years ended December 31, 2015 and 2014, we did not identify any events or changes in circumstances indicating that the carrying value of a long lived asset (or asset group) may be impaired; accordingly, a recoverability test has not been warranted.

Amortization of intangible assets with definite lives is primarily computed on a straight-line basis. Total amortization expense for intangible assets with definite lives was $14.0 million, $12.3 million and $8.1 million for the years ended December 31, 2015, 2014 and 2013, respectively. Based on the

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DECEMBER 31, 2015

NOTE 4—GOODWILL AND OTHER INTANGIBLE ASSETS (Continued)

December 31, 2015 balances, amortization expense for the next five years and thereafter is estimated to be as follows (in thousands):

Year Ended December 31,
2016	$12,629
2017	11,396
2018	10,778
2019	10,047
2020	10,047
2021 and thereafter	68,125
$123,022

NOTE 5—VACATION OWNERSHIP INVENTORY

As part of our acquisition of HVO on October 1, 2014, we acquired vacation ownership inventory which primarily consists of unsold VOIs that have completed the construction process and are available for sale in their current form. As of December 31, 2015 and 2014, vacation ownership inventory is comprised of the following (in thousands):

	December 31, 2015	December 31, 2014
Completed unsold VOIs	$46,379	$53,434
Land held for development	627	627
Total inventory	$47,006	$54,061

NOTE 6—VACATION OWNERSHIP MORTGAGES RECEIVABLE

Vacation ownership mortgages receivable is comprised of various mortgage loans related to our financing of vacation ownership interval sales. As part of our acquisition of HVO on October 1, 2014, we acquired an existing portfolio of vacation ownership mortgages receivable. These loans are accounted for using the expected cash flows method of recognizing discount accretion based on the acquired loans’ expected cash flows pursuant to ASC 310-30, “Loans acquired with deteriorated credit quality.” At acquisition, we recorded these acquired loans at fair value, including a credit discount which is accreted as an adjustment to yield over the loan pools’ estimate life. Originated loans as of December 31, 2015 and 2014 represent vacation ownership mortgages receivable originated by our Vacation Ownership operating segment, subsequent to the acquisition of HVO on October 1, 2014.

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DECEMBER 31, 2015

NOTE 6—VACATION OWNERSHIP MORTGAGES RECEIVABLE (Continued)

Vacation ownership mortgages receivable balances as of December 31, 2015 and 2014 were as follows:

	December 31, 2015	December 31, 2014
Acquired vacation ownership mortgages receivables at various stated interest rates with varying payment through 2024 (see below)	$23,362	$33,953
Originated vacation ownership mortgages receivables at various stated interest rates with varying payment through 2025 (see below)	10,811	2,896
Less allowance for loan losses	(1,935)	(347)
Net vacation ownership mortgages receivable	$32,238	$36,502

The fair value of these acquired loans of $37.5 million as of the HVO acquisition date (October 1, 2014) was determined by use of a discounted cash flow approach which calculates a present value of expected future cash flows based on scheduled principal and interest payments over the term of the respective loans, while considering anticipated defaults and early repayments determined based on historical experience. Consequently, the fair value of these acquired loans recorded on our consolidated balance sheet as of the acquisition date embeds an estimate for future loan losses which becomes the historical cost basis for that existing portfolio going forward. As of December 31, 2015 and 2014, the contractual outstanding balance of the acquired loans, which represents contractually-owned future principal amounts and accrued interest, was $25.8 million and $38.0 million, respectively.

The table below presents a rollforward from December 31, 2014 of the accretable yield (interest income) expected to be earned related to our acquired loans, as well as the amount of non-accretable difference at the end of the period. Nonaccretable difference represents estimated contractually required payments in excess of estimated cash flows expected to be collected. The accretable yield represents the excess of estimated cash flows expected to be collected over the carrying amount of the acquired loans.

Accretable Yield	Year Ended December 31, 2015
(In thousands)
Balance, beginning of period	$15,406
Accretion	(4,257)
Reclassification between nonaccretable difference	557
Balance, end of period	$11,706
Nonaccretable difference, end of period balance	$5,554

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2015

NOTE 6—VACATION OWNERSHIP MORTGAGES RECEIVABLE (Continued)

The table below presents a rollforward from October 1, 2014 (date of acquisition) of the accretable yield (interest income) expected to be earned related to our acquired loans, as well as the amount of non-accretable difference at the end of the period.

Accretable Yield	October 1, 2014 through December 31, 2014
Balance, beginning of period	$14,413
Accretion	(1,293)
Reclassification between nonaccretable difference	2,286
Balance, end of period	$15,406
Nonaccretable difference, end of period balance	$14,260

The accretable yield is recognized into interest income (within consolidated revenue) over the estimated life of the acquired loans using the level yield method. The accretable yield may change in future periods due to changes in the anticipated remaining life of the acquired loans, which may alter the amount of future interest income expected to be collected, and changes in expected future principal and interest cash collections which impacts the nonaccretable difference.

Vacation ownership mortgages receivables as of December 31, 2015 are scheduled to mature as follows (in thousands):

	Vacation Ownership Mortgages Receivable
Twelve month period ending December 31,	Acquired loans	Originated loans	Total
2016	$5,313	$600	$5,913
2017	4,510	685	5,195
2018	3,665	745	4,410
2019	3,146	831	3,977
2020	3,217	925	4,142
2021 and thereafter	7,655	7,025	14,680
Total	27,506	10,811	38,317
Less: discount on acquired loans(1)	(4,144)	—	(4,144)
Less: allowance for losses	—	(1,935)	(1,935)
Net vacation ownership mortgages receivable	$23,362	$8,876	$32,238
Weighted average stated interest rate as of December 31, 2015	14.0%	13.9%
Range of stated interest rates as of December 31, 2015	12.5% to 17.9%	12.9% to 14.9%

(1)         The difference between the contractual principal amount of acquired loans of $27.5 million and the net carrying amount of $23.4 million as of December 31, 2015 is related to the application of ASC 310-30.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2015

NOTE 6—VACATION OWNERSHIP MORTGAGES RECEIVABLE (Continued)

Collectability

We assess our vacation ownership mortgages receivable portfolio of loans for collectability on an aggregate basis. Estimates of uncollectability pertaining to our originated loans are recorded as provisions in the vacation ownership mortgages receivable allowance for losses. For originated loans, we record an estimate of uncollectability as a reduction of sales of VOIs in the accompanying consolidated statements of income at the time revenue is recognized on a VOI sale. We evaluate our originated loan portfolio collectively as they are largely homogeneous, smaller-balance, vacation ownership mortgages receivable. We use a technique referred to as static pool analysis, which tracks uncollectibles over the entire life of those mortgages receivable, as the basis for determining our general reserve requirements on our vacation ownership mortgages receivable. The adequacy of the related allowance is determined by management through analysis of several factors, such as current economic conditions and industry trends, as well as the specific risk characteristics of the portfolio, including defaults, aging, and historical write-offs of these receivables. The allowance is maintained at a level deemed adequate by management based on a periodic analysis of the mortgage portfolio. As of December 31, 2015 and 2014, allowance for losses of uncollectability of $1.9 million and $0.3 million, respectively was recorded to the vacation ownership mortgages receivable allowance for losses related solely to our originated loans.

Our acquired loans are remeasured at period end based on expected future cash flows which uses an estimated measure of anticipated defaults. We consider the loan loss provision on our originated loans and estimates of defaults used in the remeasurements of our acquired loans to be adequate and based on the economic environment and our assessment of the future collectability of the outstanding loans.

The weighted average FICO score within our acquired and originated loan pools was 703 and 716, respectively, at December 31, 2015 and 701 and 718, respectively at December 31, 2014, based upon the outstanding loan balance at time of origination. The average estimated rate for all future defaults for our outstanding pool of loans as of December 31, 2015 and 2014 was 10.9% and 11.2%, respectively.

On an ongoing basis, we monitor credit quality of our vacation ownership mortgages receivable portfolio based on payment activity as follows:

•                  Current—The consumer’s note is in good standing as payments and reporting are current per the terms contractually stipulated in the agreement.

•                  Past-due—We consider a vacation ownership mortgage receivable to be past-due based on the contractual terms of each individual financing agreement.

•                  Non-performing—Vacation ownership mortgages receivable are considered non-performing if interest or principal is more than 120 days past due. All non-performing loans are placed on non-accrual status and we do not resume interest accrual until the receivable becomes contractually current. We apply payments we receive for vacation ownership notes receivable on non-performing status first to interest, then to principal, and any remainder to fees.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2015

NOTE 6—VACATION OWNERSHIP MORTGAGES RECEIVABLE (Continued)

Our aged analysis of past-due vacation ownership mortgages receivable and the gross balance of vacation ownership mortgages receivable greater than 90 days past-due as of December 31, 2015 is as follows (in thousands):

	Vacation Ownership Mortgages Receivable
	Acquired loans	Originated loans	Total
Receivables past due	$1,046	$243	$1,289
Receivables greater than 90 days past due	$206	$27	$233

Our aged analysis of past-due vacation ownership mortgages receivable and the gross balance of vacation ownership mortgages receivable greater than 90 days past-due as of December 31, 2014 is as follows (in thousands):

	Vacation Ownership Mortgages Receivable
	Acquired loans	Originated loans	Total
Receivables past due	$1,152	$149	$1,301
Receivables greater than 90 days past due	$148	$0	$148

NOTE 7—INVESTMENTS IN UNCONSOLIDATED ENTITIES

Our investments in unconsolidated entities, recorded under the equity method of accounting in accordance with guidance in ASC 323, “Investments—Equity Method and Joint Ventures,” primarily consists of an ownership interest in Maui Timeshare Venture, LLC, a joint venture to develop and operate a vacation ownership resort in the state of Hawaii. This joint venture was acquired in connection with our acquisition of HVO and was recorded at fair value on the acquisition date. Our equity income from investments in unconsolidated entities, recorded in equity in earnings from unconsolidated entities in the accompanying consolidated statement of income, was $4.9 million for the year ended December 31, 2015.

The ownership percentage of the Maui Timeshare Venture, LLC investment is 33.0% and ownership percentages of the other investments range from 25.0% to 43.3%. The carrying value of our investments in unconsolidated entities as of December 31, 2015 and 2014 is as follows:

	December 31, 2015	December 31, 2014
Maui Timeshare Venture, LLC	$37,762	$32,919
Other	557	567
Total	$38,319	$33,486

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2015

NOTE 8—PROPERTY AND EQUIPMENT

Property and equipment, net is as follows (in thousands):

	December 31,
	2015	2014
Computer equipment	$23,172	$21,389
Capitalized software (including internally-developed software)	108,614	97,561
Land, buildings and leasehold improvements	50,978	50,685
Furniture and other equipment	16,681	16,638
Projects in progress	18,729	10,581
	218,174	196,854
Less: accumulated depreciation and amortization	(126,692)	(110,253)
Total property and equipment, net	$91,482	$86,601

Capitalized software, net of accumulated amortization, totaled $38.1 million and $34.1 million at December 31, 2015 and 2014, respectively, and is included in “Property and equipment, net” in the accompanying consolidated balance sheets. Depreciation expense for capitalized software recognized in our consolidated income statement for the years ended December 31, 2015, 2014 and 2013 was $11.7 million, $10.1 million and $9.3 million, respectively.

NOTE 9—LONG-TERM DEBT

Long-term debt is as follows (in thousands):

	December 31, 2015	December 31, 2014
Revolving credit facility (interest rate of 2.68% at December 31, 2015 and 1.92% at December 31, 2014)	$75,000	$488,000
5.625% senior notes	350,000	—
Unamortized debt issuance costs (revolving credit facility)	(3,015)	(3,617)
Unamortized debt issuance costs (senior notes)	(6,285)	—
Total long-term debt, net of unamortized debt issuance costs	$415,700	$484,383

Credit Facility

In April 2014, we entered into the first amendment to the June 21, 2012 amended and restated credit agreement (collectively, the “Amended Credit Agreement”) which increased the revolving credit facility from $500 million to $600 million, extended the maturity of the credit facility to April 8, 2019 and provided for certain other amendments to covenants. The terms related to interest rates and commitment fees remained unchanged. In November 2014, we entered into a second amendment which primarily provides for a second letter of credit issuer and certain other amendments to covenants. Under this amendment, the financial covenants, interest rates, commitment fees and other significant

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2015

NOTE 9—LONG-TERM DEBT (Continued)

terms remain unchanged. On April 10, 2015, we entered into a third amendment which changed the leverage-based financial covenant from a maximum consolidated total leverage to EBITDA ratio of 3.5 to 1.0 to a maximum consolidated secured leverage to EBITDA ratio of 3.25 to 1.0. In addition, the amendment adds an incurrence test allowing a maximum consolidated total leverage to EBITDA ratio of 4.5 to 1.0 on a pro forma basis in certain circumstances in which we make acquisitions or investments, incur additional indebtedness or make restricted payments. Also, the amendment added a new pricing level to the pricing grid applicable when the consolidated total leverage to EBITDA ratio equals or exceeds 3.5 to 1.0. This pricing level is either LIBOR plus 2.5% or the base rate plus 1.5% and requires a commitment fee on undrawn amounts of 0.4% per annum. There were no other material changes under this amendment.

Additionally, on May 5, 2015, we entered into a fourth amendment to the Amended Credit Agreement which changed the definition of change of control to remove the provision that certain changes in the composition of the board of directors would constitute a change of control and therefore be a default under the credit agreement. The amendment also included clarifying language regarding provisions that relate to our 5.625% senior notes due in 2023. There were no other material changes under this amendment.

As of December 31, 2015, there was $75.0 million outstanding. Any principal amounts outstanding under the revolving credit facility are due at maturity. As of December 31, 2015, the interest rate on the Amended Credit Agreement is based on (at our election) either LIBOR plus a predetermined margin that ranged from 1.25% to 2.5%, or the Base Rate as defined in the Amended Credit Agreement plus a predetermined margin that ranged from 0.25% to 1.5%, in each case based on our consolidated total leverage ratio. As of December 31, 2015, the applicable margin was 2.25% per annum for LIBOR revolving loans and 1.25% per annum for Base Rate loans. As of December 31, 2015, the Amended Credit Agreement has a commitment fee on undrawn amounts that ranged from 0.25% to 0.40% per annum based on our leverage ratio and as of December 31, 2015 the commitment fee was 0.375%.

Pursuant to the Amended Credit Agreement, all obligations under the revolving credit facility are unconditionally guaranteed by ILG and certain of its subsidiaries. Borrowings are further secured by (1) 100% of the voting equity securities of ILG’s U.S. subsidiaries and 65% of the equity in our first-tier foreign subsidiaries and (2) substantially all of our domestic tangible and intangible property.

Senior Notes

On April 10, 2015, we completed a private offering of $350 million in aggregate principal amount of our 5.625% senior notes due in 2023. The net proceeds from the offering, after deducting offering related expenses, were $343.1 million. We used the proceeds to repay indebtedness outstanding on our revolving credit facility. As of December 31, 2015, total unamortized debt issuance costs relating to these senior notes were $6.3 million, which are presented as a direct deduction from the principal amount. Interest on the senior notes is paid semi-annually in arrears on April 15 and October 15 of each year and the senior notes are fully and unconditionally guaranteed on a joint and several basis by our domestic subsidiaries that are required to guarantee the Amended Credit Facility. Additionally, the voting stock of the issuer and the subsidiary guarantors is 100% owned by ILG. The senior notes are redeemable from April 15, 2018 at a redemption price starting at 104.219% which declines over time.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2015

NOTE 9—LONG-TERM DEBT (Continued)

Restrictions and Covenants

The senior notes and Amended Credit Agreement has various financial and operating covenants that place significant restrictions on us, including our ability to incur additional indebtedness, incur additional liens, issue redeemable stock and preferred stock, pay dividends or distributions or redeem or repurchase capital stock, prepay, redeem or repurchase debt, make loans and investments, enter into agreements that restrict distributions from our subsidiaries, sell assets and capital stock of our subsidiaries, enter into certain transactions with affiliates and consolidate or merge with or into or sell substantially all of our assets to another person.

The indenture governing the senior notes restricts our ability to issue additional debt in the event we are not in compliance with the minimum fixed charge coverage ratio of 2.0 to 1.0 and limits restricted payments and investments unless we are in compliance with the minimum fixed charge coverage ratio and the amount is within an amount that grows with our consolidated net income. We are in compliance with this covenant as of December 31, 2015. In addition, the Amended Credit Agreement requires us to meet certain financial covenants regarding the maintenance of a maximum consolidated secured leverage ratio of consolidated secured debt, over consolidated Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), as defined. We are also required to maintain a minimum consolidated interest coverage ratio of consolidated EBITDA over consolidated interest expense. As of December 31, 2015, the maximum consolidated secured leverage ratio was 3.25x and the minimum consolidated interest coverage ratio was 3.0x. As of December 31, 2015, ILG was in compliance in all material respects with the requirements of all applicable financial and operating covenants, and our consolidated secured leverage ratio and consolidated interest coverage ratio under the Amended Credit Agreement were 0.44 and 9.10, respectively.

Interest Expense and Debt Issuance Costs

In connection with entering into the first amendment in April 2014, we carried over $2.5 million of unamortized debt issuance costs pertaining to our June 2012 Amended Credit Agreement and incurred and deferred an additional $1.7 million of debt issuance costs. As of December 31, 2015, total unamortized debt issuance costs were $9.3 million, net of $3.5 million of accumulated amortization. As of December 31, 2014, total unamortized debt issuance costs were $3.6 million, net of $2.0 million of accumulated amortization. Unamortized debt issuance costs are presented as a reduction of long-term debt in the accompanying consolidated balance sheets, pursuant to ASC 2015-03 as discussed in Note 2. Unamortized debt issuance costs are amortized to interest expense through the maturity date of our respective debt instruments using the effective interest method for those costs related to our senior notes, and on a straight-line basis for costs related to our Amended Credit Agreement. Interest expense for the years ended December 31, 2015, 2014 and 2013 was $21.4 million, $7.1 million, and $6.2 million, respectively, net of negligible capitalized interest relating to internally-developed software.

NOTE 10—FAIR VALUE MEASUREMENTS

Fair Value of Financial Instruments

The estimated fair value of financial instruments below has been determined using available market information and appropriate valuation methodologies, as applicable. There have been no

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2015

NOTE 10—FAIR VALUE MEASUREMENTS (Continued)

changes in the methods and significant assumptions used to estimate the fair value of financial instruments during the year ended December 31, 2015. Our financial instruments are detailed in the following table.

	December 31, 2015		December 31, 2014
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In thousands)
Cash and cash equivalents	$93,088	$93,088	$80,493	$80,493
Restricted cash and cash equivalents	16,638	16,638	19,984	19,984
Financing receivables	16,133	16,133	15,896	15,896
Vacation ownership mortgages receivable	32,238	33,573	36,502	37,624
Investment in marketable securities	11,392	11,392	11,368	11,368
Revolving credit facility(1)	(71,985)	(75,000)	(484,383)	(488,000)
Senior notes(1)	(343,715)	(348,250)	—	—

(1)         The carrying value of our revolving credit facility and senior notes include $3.0 million and $6.3 million of debt issuance costs, respectively, which are presented as a direct reduction of the corresponding liability.

The carrying amounts of cash and cash equivalents and restricted cash and cash equivalents reflected in the accompanying consolidated balance sheets approximate fair value as they are redeemable at par upon notice or maintained with various high-quality financial institutions and have original maturities of three months or less. Under the fair value hierarchy established in ASC 820, cash and cash equivalents and restricted cash and cash equivalents are stated at fair value based on quoted prices in active markets for identical assets (Level 1).

The financing receivables as of December 31, 2015 is presented in our consolidated balance sheet within other non-current assets and primarily pertains to a convertible secured loan to CLC that matures five years subsequent to the funding date with interest payable monthly. The CLC loan was funded in October of 2014. The outstanding loan is to be repaid in full at maturity either in cash or by means of a share option exercisable by ILG, at its sole discretion. The carrying value of the loan receivable approximates fair value through inputs inherent to the originating value of the loan, such as interest rates and ongoing credit risk accounted for through non-recurring adjustments for estimated credit losses as necessary (Level 2). The stated fixed interest rate on this loan is comparable to market rate. Interest is recognized within our “Interest income” line item in our consolidated statement of income for the year ended December 31, 2015.

We estimate the fair value of vacation ownership mortgages receivable using a discounted cash flow model. We believe this is comparable to the model that an independent third party would use in the current market. Our model incorporates default rates, prepayment rates, coupon rates and loan terms respective to the portfolio based on current market assumptions for similar types of arrangements. Based upon the availability of market data, we have classified inputs used in the valuation of our vacation ownership mortgages receivable as Level 3. The primary sensitivity in these assumptions relates to forecasted defaults and projected prepayments which could cause the estimated fair value to vary.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2015

NOTE 10—FAIR VALUE MEASUREMENTS (Continued)

Investments in marketable securities consists of marketable securities (mutual funds) related to a deferred compensation plan that is funded in a Rabbi trust as of December 31, 2015 and 2014 and classified as other noncurrent assets in the accompanying consolidated balance sheets. This deferred compensation plan was created and funded in connection with the HVO acquisition. Participants in the deferred compensation plan unilaterally determine how their compensation deferrals are invested within the confines of the Rabbi trust which holds the marketable securities. Consequently, management has designated these marketable securities as trading investments, as allowed by applicable accounting guidance, even though there is no intent by ILG to actively buy or sell securities with the objective of generating profits on short-term differences in market prices. These marketable securities are recorded at a fair value of $11.4 million as of December 31, 2015 based on quoted market prices in active markets for identical assets (Level 1). Unrealized trading losses of $0.1 million, and the offsetting employee compensation credit, are included within general and administrative expenses in the accompanying consolidated statements of income for the year ended December 31, 2015. See Note 12 for further discussion in regards to this deferred compensation plan.

The carrying value of the outstanding balance under our $600 million revolving credit facility approximates fair value as of December 31, 2015 and 2014 through inputs inherent to the debt such as variable interest rates and credit risk (Level 2).

NOTE 11—EQUITY

ILG has 300 million authorized shares of common stock, par value of $.01 per share. At December 31, 2015, there were 59.9 million shares of ILG common stock issued, of which 57.5 million are outstanding with 2.4 million shares held as treasury stock. At December 31, 2014, there were 59.5 million shares of ILG common stock issued, of which 57.1 million were outstanding with 2.4 million shares held as treasury stock.

ILG has 25 million authorized shares of preferred stock, par value $.01 per share, none of which are issued or outstanding as of December 31, 2015 and 2014. The Board of Directors has the authority to issue the preferred stock in one or more series and to establish the rights, preferences, and dividends.

Dividends Declared

In 2015, our Board of Directors declared and we paid quarterly dividend payments of $0.12 per share of $6.9 million each quarter. For the year ended December 31, 2015, we paid $27.6 million in cash dividends. In February of 2016, our Board of Directors declared a $0.12 per share dividend payable March 16, 2016 to shareholders of record on March 7, 2016.

In 2014, our Board of Directors declared and we paid quarterly dividend payments of $0.11 per share of $6.3 million each quarter. For the year ended December 31, 2014, we paid $25.2 million in cash dividends.

Stockholder Rights Plan

In June 2009, ILG’s Board of Directors approved the creation of a Series A Junior Participating Preferred Stock, adopted a stockholders rights plan and declared a dividend of one right for each

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2015

NOTE 11—EQUITY (Continued)

outstanding share of common stock held by our stockholders of record as of the close of business on June 22, 2009. The rights attach to any additional shares of common stock issued after June 22, 2009. These rights, which trade with the shares of our common stock, currently are not exercisable. Under the rights plan, these rights will be exercisable if a person or group acquires or commences a tender or exchange offer for 15% or more of our common stock. The rights plan provides certain exceptions for acquisitions by Liberty Interactive Corporation (formerly known as Liberty Media Corporation) in accordance with an agreement entered into with ILG in connection with its spin-off from IAC/InterActiveCorp (IAC). If the rights become exercisable, each right will permit its holder, other than the “acquiring person,” to purchase from us shares of common stock at a 50% discount to the then prevailing market price. As a result, the rights will cause substantial dilution to a person or group that becomes an “acquiring person” on terms not approved by our Board of Directors.

Share Repurchase Program

Effective June 4, 2014, ILG’s Board of Directors authorized a share repurchase program for up to $20.0 million, excluding commissions, of our outstanding common stock. In February 2015, ILG’s Board of Directors increased the share repurchase authorization to a total of $25 million. Acquired shares of our common stock are held as treasury shares carried at cost on our consolidated financial statements. Common stock repurchases may be conducted in the open market or in privately negotiated transactions. The amount and timing of all repurchase transactions are contingent upon market conditions, applicable legal requirements and other factors. This program may be modified, suspended or terminated by us at any time without notice.

During the year ended December 31, 2014, we repurchased 0.7 million shares of common stock for $14.1 million, including commissions. As of December 31, 2015, the remaining availability for future repurchases of our common stock was $25.0 million. There were no repurchases of common stock during the year ended December 31, 2015.

Accumulated Other Comprehensive Loss

Entities are required to disclose additional information about reclassification adjustments within accumulated other comprehensive income/loss, referred to as AOCL, for ILG, including (1) changes in AOCL balances by component and (2) significant items reclassified out of AOCL in the period. For the years ended December 31, 2015, 2014 and 2013, there were no significant items reclassified out of AOCL, and the change in AOCL pertains to current period foreign currency translation adjustments as disclosed in our accompanying consolidated statements of comprehensive income.

Noncontrolling Interests and Redeemable Noncontrolling Interest

Noncontrolling Interest—VRI Europe

In connection with the VRI Europe transaction on November 4, 2013, CLC was issued a noncontrolling interest in VRI Europe representing 24.5% of the business, which was determined based on the purchase price paid by ILG for its 75.5% ownership interest as of the acquisition date. As of December 31, 2015 and 2014, this noncontrolling interest amounts to $31.3 million and $33.3 million, respectively, and is presented on our consolidated balance sheets as a component of equity. The change

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2015

NOTE 11—EQUITY (Continued)

from December 31, 2014 to December 31, 2015 relates to the recognition of the noncontrolling interest holder’s proportional share of VRI Europe’s earnings and dividends, as well as the translation effect on the foreign currency based amount.

The parties have agreed not to transfer their interests in VRI Europe or CLC’s related development business for a period of five years from the acquisition. In addition, they have agreed to certain rights of first refusal, and customary drag along and tag along rights, including a right by CLC to drag along ILG’s VRI Europe shares in connection with a sale of the entire CLC resort business subject to minimum returns and a preemptive right by ILG. As of December 31, 2015, there have been no changes in ILG’s ownership interest percentage in VRI Europe.

Additionally, in connection with this arrangement, ILG and CLC entered into a loan agreement whereby ILG has made available to CLC a convertible secured loan facility of $15.1 million that matures five years subsequent to the funding date with interest payable monthly. The loan was funded in October 2014. The outstanding loan is to be repaid in full at maturity either in cash or by means of a share option exercisable by ILG, at its sole discretion, which would allow for settlement of the loan in CLC’s shares of VRI Europe for contractually determined equivalent value. ILG has the right to exercise this share option at any time prior to maturity of the loan; however, the equivalent value for these shares would be measured at a 20% premium to its acquisition date value. We have determined the value of this embedded derivative is not material to warrant bifurcating from the host instrument (loan) at this time.

Noncontrolling Interest—Hyatt Vacation Ownership

In connection with the HVO acquisition on October 1, 2014, ILG assumed a noncontrolling interest in a joint venture entity, which we fully consolidate, formed for the purpose of developing and selling vacation ownership interests. The fair value of the noncontrolling interest at acquisition was determined based on the noncontrolling party’s ownership interest applied against the fair value allocated to the respective joint venture entity. As of December 31, 2015 and 2014, this noncontrolling interest amounted to $2.0 million and $3.0 million, respectively, and is presented on our consolidated balance sheets as a component of equity.

Redeemable Noncontrolling Interest

The redeemable noncontrolling interest is presented as temporary equity in the mezzanine section between liabilities and equity on our consolidated balance sheet. This interest represents a noncontrolling ownership in the parent company of our Aqua-Aston business.

As of December 31, 2015, the estimated redemption value of this redeemable interest was higher than the current carrying value on our consolidated balance sheet. Consequently, pursuant to the applicable accounting guidance, we recorded an adjustment of $0.2 million to increase the balance of this noncontrolling interest for the year ended December 31, 2015.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2015

NOTE 11—EQUITY (Continued)

The balance of the redeemable noncontrolling interest as of December 31, 2015 and 2014 was $0.7 million and $0.5 million, respectively. Changes during the years then ended are as follows (in thousands):

	December 31,
	2015	2014
Balance, beginning of period	$457	$426
Increase in redemption value	231	—
Net income attributable to redeemable noncontrolling interest	20	31
Balance, end of period	$708	$457

NOTE 12—BENEFIT PLANS

Under a retirement savings plan sponsored by ILG, qualified under Section 401(k) of the Internal Revenue Code, participating employees may contribute up to 50.0% of their pre-tax earnings, but not more than statutory limits. ILG provides a discretionary match under the ILG plan of fifty cents for each dollar a participant contributed into the plan with a maximum contribution of 3% of a participant’s eligible earnings, subject to Internal Revenue Service (“IRS”) restrictions. Matching contributions for the ILG plan were approximately $2.2 million, $1.8 million and $1.6 million for the years ended December 31, 2015, 2014 and 2013, respectively. Matching contributions were invested in the same manner as each participant’s voluntary contributions in the investment options provided under the plan.

Effective August 20, 2008, a deferred compensation plan (the “Director Plan”) was established to provide non-employee directors of ILG an option to defer director fees on a tax-deferred basis. Participants in the Director Plan are allowed to defer a portion or all of their compensation and are 100% vested in their respective deferrals and earnings. With respect to director fees earned for services performed after the date of such election, participants may choose from receiving cash or stock at the end of the deferral period. ILG has reserved 100,000 shares of common stock for issuance pursuant to this plan, of which 52,902 share units were outstanding at December 31, 2015. ILG does not provide matching or discretionary contributions to participants in the Director Plan. Any deferred compensation elected to be received in stock is included in diluted earnings per share.

Effective October 1, 2014, a non-qualified deferred compensation plan (the “DCP”) was established to allow certain eligible employees of ILG an option to defer compensation on a tax-deferred basis. The establishment of the DCP was intended to receive a transfer of deferred compensation liabilities in connection with the acquisition of HVO. Participants in the DCP are currently limited to certain HVO employees. These participants make an election prior to the first of each year to defer an amount of compensation payable for services to be rendered beginning in the next calendar year, or to receive distributions. Participants are fully vested in all amounts held in their individual accounts. The DCP is fully funded in a Rabbi trust. The Rabbi trust is subject to creditor claims in the event of insolvency, but the assets held in the Rabbi trust are not available for general corporate purposes. Amounts in the Rabbi trust are invested in mutual funds, as selected by participants, which are designated as trading securities and carried at fair value. Subsequent to the

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2015

NOTE 12—BENEFIT PLANS (Continued)

acquisition of HVO, there was a net transfer of $10.6 million into the Rabbi trust related to participants acquired with the acquisition. As of December 31, 2015 and 2014, the fair value of the investments in the Rabbi trust was $11.4, million which is recorded in other non-current assets with the corresponding deferred compensation liability recorded in other long-term liabilities in the consolidated balance sheets. We recorded an unrealized loss of $0.1 million and unrealized gains of $0.7 million related to the investment, and a credit/charge to compensation expense both within general and administrative expense, related to the increase in deferred compensation liabilities to reflect the DCP liability, for the years ended December 31, 2015 and 2014, respectively.

NOTE 13—STOCK-BASED COMPENSATION

On May 21, 2013, ILG adopted the Interval Leisure Group, Inc. 2013 Stock and Incentive Plan and stopped granting awards under the ILG 2008 Stock and Annual Incentive Plan (“2008 Incentive Plan”). Both plans provide for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, and other stock-based awards. RSUs are awards in the form of phantom shares or units, denominated in a hypothetical equivalent number of shares of ILG common stock and with the value of each award equal to the fair value of ILG common stock at the date of grant. Each RSU is subject to service-based vesting, where a specific period of continued employment must pass before an award vests. We grant awards subject to graded vesting (i.e. portions of the award vest at different times during the vesting period) or to cliff vesting (i.e., all awards vest at the end of the vesting period). In addition, certain RSUs are subject to attaining specific performance criteria.

ILG recognizes non-cash compensation expense for all RSUs held by ILG’s employees. For RSUs to be settled in stock, the accounting charge is measured at the grant date as the fair value of ILG common stock and expensed as non-cash compensation over the vesting term using the straight-line basis for service awards and the accelerated basis for performance-based awards with graded vesting. Certain cliff vesting awards contain performance criteria which are tied to anticipated future results of operations in determining the fair value of the award, while other cliff vesting awards with performance criteria are tied to the achievement of certain market conditions. This value is recognized as expense over the service period, net of estimated forfeitures, using the straight-line recognition method. The expense associated with RSU awards to be settled in cash is initially measured at fair value at the grant date and expensed ratably over the vesting term, recording a liability subject to mark-to-market adjustments for changes in the price of the respective common stock, as compensation expense.

Shares underlying RSUs are not issued or outstanding until vested. In relation to our quarterly dividend, unvested RSUs are credited with dividend equivalents, in the form of additional RSUs, when dividends are paid on our shares of common stock. Such additional RSUs are forfeitable and will have the same vesting dates and will vest under the same terms as the RSUs in respect of which such additional RSUs are credited. Given such dividend equivalents are forfeitable, we do not consider them to be participating securities and, consequently, they are not subject to the two-class method of determining earnings per share.

Under the ILG 2013 Stock and Incentive Compensation Plan, the maximum aggregate number of shares of common stock reserved for issuance as of adoption is 4.1 million shares, less one share for every share granted under any prior plan after December 31, 2012. As of December 31, 2015, ILG has 2.3 million shares available for future issuance under the 2013 Stock and Incentive Compensation Plan.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2015

NOTE 13—STOCK-BASED COMPENSATION (Continued)

During 2015, 2014 and 2013, the Compensation Committee granted approximately 521,000, 692,000 and 689,000 RSUs, respectively, vesting over one to five years, to certain officers, employees and consultants of ILG and its subsidiaries. Of the RSUs granted in 2015, 2014 and 2013, approximately 105,000, 367,609 and 300,000 cliff vest in three years to five years and approximately 54,000, 202,000 and 58,000 of these RSUs, respectively, are subject to performance criteria that could result between 0% and 200% of these awards being earned either based on defined adjusted EBITDA or relative total shareholder return targets over the respective performance period, as specified in the award document.

For the 2015, 2014 and 2013 RSUs subject to relative total shareholder return performance criteria, the number of RSUs that may ultimately be awarded depends on whether the market condition is achieved. We used a Monte Carlo simulation analysis to estimate a per unit grant date fair value of $40.71 for 2015, $36.90 for 2014 and $29.61 for 2013, for these performance based RSUs. This analysis estimates the total shareholder return ranking of ILG as of the grant date relative to two peer groups approved by the Compensation Committee, over the remaining performance period. The expected volatility of ILG’s common stock at the date of grant was estimated based on a historical average volatility rate for the approximate three-year performance period. The dividend yield assumption was based on historical and anticipated dividend payouts. The risk-free interest rate assumption was based on observed interest rates consistent with the approximate three-year performance measurement period.

Non-cash compensation expense related to RSUs for the years ended December 31, 2015, 2014 and 2013 was $13.5 million, $11.4 million and $10.4 million, respectively. At December 31, 2015, there was approximately $17.2 million of unrecognized compensation cost, net of estimated forfeitures, related to RSUs, which is currently expected to be recognized over a weighted average period of approximately 1.8 years.

The amount of stock-based compensation expense recognized in the consolidated statements of income is reduced by estimated forfeitures, as the amount recorded is based on awards ultimately expected to vest. The forfeiture rate is estimated at the grant date based on historical experience and revised, if necessary, in subsequent periods for any changes to the estimated forfeiture rate from that previously estimated. For any vesting tranche of an award, the cumulative amount of compensation cost recognized is at least equal to the portion of the grant-date value of the award tranche that is actually vested at that date.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2015

NOTE 13—STOCK-BASED COMPENSATION (Continued)

Non-cash stock-based compensation expense related to equity awards is included in the following line items in the accompanying consolidated statements of income for the years ended December 31, 2015, 2014 and 2013 (in thousands):

	Year Ended December 31,
	2015	2014	2013
Cost of sales	$822	$724	$686
Selling and marketing expense	1,604	1,392	1,193
General and administrative expense	11,044	9,247	8,549
Non-cash compensation expense before income taxes	13,470	11,363	10,428
Income tax benefit	(5,195)	(4,330)	(3,960)
Non-cash compensation expense after income taxes	$8,275	$7,033	$6,468

The following table summarizes RSU activity during the years ended December 31, 2013, 2014 and 2015:

	Shares	Weighted-Average Grant Date Fair Value
	(In thousands)
Non-vested RSUs at December 31, 2012	1,569	13.29
Granted	713	20.83
Vested	(766)	12.16
Forfeited	(21)	17.85
Non-vested RSUs at December 31, 2013	1,495	17.33
Granted	726	23.99
Vested	(468)	16.27
Forfeited	(59)	24.01
Non-vested RSUs at December 31, 2014	1,694	20.23
Granted	568	25.64
Vested	(547)	17.34
Forfeited	(30)	21.98
Non-vested RSUs at December 31, 2015	1,685	$22.98

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2015

NOTE 14—INCOME TAXES

U.S. and foreign earnings from continuing operations before income taxes and noncontrolling interest are as follows (in thousands):

	Year Ended December 31,
	2015	2014	2013
U.S.	$90,939	$100,265	$112,620
Foreign	25,396	26,734	14,574
Total	$116,335	$126,999	$127,194

The components of the provision for income taxes attributable to continuing operations are as follows (in thousands):

	Year Ended December 31,
	2015	2014	2013
Current income tax provision
Federal	$29,148	$28,671	$38,832
State	5,592	5,400	3,808
Foreign	3,655	3,831	4,341
Current income tax provision	38,395	37,902	46,981
Deferred income tax provision (benefit)
Federal	698	3,609	(506)
State	778	914	(1,759)
Foreign	1,216	2,626	696
Deferred income tax provision (benefit)	2,692	7,149	(1,569)
Income tax provision	$41,087	$45,051	$45,412

ILG records a deferred tax asset, or future tax benefit, based on the amount of non-cash compensation expense recognized in the financial statements for stock-based awards. For income tax purposes, ILG receives a tax deduction equal to the stock price on the vesting date of the stock-based awards. Upon vesting of these awards, the deferred tax assets are reversed, and the difference between the deferred tax asset and the realized income tax benefit creates an excess tax benefit or deficiency that increases or decreases the additional paid-in-capital pool (“APIC pool”). If the amount of future tax deficiencies is greater than the available APIC pool, ILG will record the deficiencies in excess of the APIC pool as income tax expense in its consolidated statements of income. During 2015, 2014 and 2013 net excess tax benefits associated with stock-based awards of approximately $1.9 million, $1.9 million and $2.9 million, respectively, were recorded as amounts credited to APIC.

The tax effects of cumulative temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2015 and 2014 are presented

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2015

NOTE 14—INCOME TAXES (Continued)

below (in thousands). The valuation allowance is related to items for which it is more likely than not that the tax benefit will not be realized.

	December 31,
	2015	2014
Deferred tax assets:
Deferred revenue	$30,384	$34,278
Provision for accrued expenses	6,144	5,666
Non-cash compensation	8,159	6,552
Net operating loss and tax credit carryforwards	646	1,534
Other	1,601	916
Total deferred tax assets	46,934	48,946
Less valuation allowance	(247)	(234)
Net deferred tax assets	46,687	48,712
Deferred tax liabilities:
Intangible and other assets	(103,383)	(102,594)
Deferred membership costs	(6,165)	(6,951)
Property and equipment	(9,457)	(10,270)
Investments in unconsolidated entities	(3,359)	(2,594)
Installment sales of vacation ownership interests	(1,846)	(1,054)
Other	(1,620)	(1,565)
Total deferred tax liabilities	(125,830)	(125,028)
Net deferred tax liability	$(79,143)	$(76,316)

At December 31, 2015 and 2014, ILG had foreign NOLs of approximately $2.8 million and $7.2 million, respectively, available to offset future income, virtually all of which can be carried forward indefinitely.

A valuation allowance for deferred tax assets is provided when it is more likely than not that certain deferred tax assets will not be realized. Realization is dependent upon the generation of future taxable income or the reversal of deferred tax liabilities during the periods in which those temporary differences become deductible. We consider the history of taxable income in recent years, the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies to make this assessment. During 2015, ILG’s valuation allowance did not significantly change. At December 31, 2015, ILG had a valuation allowance of approximately $0.2 million related to the portion of foreign NOL carryforwards for which, more likely than not, the tax benefit will not be realized.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2015

NOTE 14—INCOME TAXES (Continued)

A reconciliation of total income tax provision to the amounts computed by applying the statutory federal income tax rate to earnings before income taxes and noncontrolling interest is shown as follows (in thousands, except percentages):

	Year Ended December 31,
	2015		2014		2013
	Amount	%	Amount	%	Amount	%
Income tax provision at the federal statutory rate of 35%	$40,717	35.0	$44,450	35.0	$44,518	35.0
State income taxes, net of effect of federal tax benefit	4,140	3.5	4,104	3.2	1,332	1.1
Foreign income taxed at a different statutory tax rate	(4,049)	(3.5)	(3,048)	(2.4)	(1,240)	(1.0)
U.S. tax consequences of foreign operations	82	0.1	(47)	(0.0)	181	0.1
Other, net	197	0.2	(408)	(0.3)	621	0.5
Income tax provision	$41,087	35.3	$45,051	35.5	$45,412	35.7

In accordance with ASC 740, no federal and state income taxes have been provided on permanently reinvested earnings of certain foreign subsidiaries aggregating approximately $107.5 million at December 31, 2015. If, in the future, these earnings are repatriated to the U.S., or if ILG determines such earnings will be repatriated to the U.S. in the foreseeable future, additional tax provisions would be required. Due to complexities in the tax laws and the assumptions that would have to be made, it is not practicable to estimate the amounts of income taxes that would have to be provided.

ASC 740 clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. ASC 740 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. A reconciliation of the beginning and ending amount of unrecognized tax benefits, excluding interest, is as follows (in thousands):

	December 31,
	2015	2014	2013
Balance at beginning of year	$257	$509	$662
Additions for tax positions of prior years	311	33	1,167
Reductions for tax positions of prior years	—	—	(1,150)
Expiration of applicable statute of limitations	(119)	(285)	(170)
Balance at end of year	$449	$257	$509

As of December 31, 2015, 2014 and 2013, ILG had unrecognized tax benefits of $0.4 million, $0.3 million and $0.5 million, respectively, which if recognized, would favorably affect the effective tax rate.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2015

NOTE 14—INCOME TAXES (Continued)

ILG recognizes interest and, if applicable, penalties related to unrecognized tax benefits in income tax expense. There were no material accruals for interest during 2015, 2014 and 2013. During these periods, interest and penalties decreased by approximately $0.1 million, $0.1 million and $0.2 million, respectively, as a result of the expiration of the statute of limitations related to foreign taxes. At December 31, 2015, 2014 and 2013, ILG has accrued $0.2 million, $0.3 million and $0.4 million, respectively, for the payment of interest and, if applicable, penalties.

ILG believes that it is reasonably possible that its unrecognized tax benefits could decrease by approximately $0.3 million within twelve months of the current reporting date due primarily to the expiration of the statute of limitations related to state and foreign taxes and other tax credits. An estimate of other changes in unrecognized tax benefits cannot be made, but is not expected to be significant.

ILG files income tax returns in the U.S. federal jurisdiction and various state, local, and foreign jurisdictions. As of December 31, 2015, no open tax years are currently under examination by the IRS or any material state and local jurisdictions.

On November 18, 2015, the U.K. Finance (No.2) Act of 2015 was enacted, which further reduced the U.K. corporate income tax rate to 19% and 18% effective April 1, 2017 and April 1, 2020, respectively. The impact of these further rate reductions, recorded in the current reporting period, reduced our U.K. net deferred tax liability and decreased income tax expense, favorably impacting our effective tax rate. Going forward, the lower corporate tax rate will continue to decrease income tax expense and favorably impact our effective tax rate.

The FASB issued ASU 2015-17, which requires that deferred tax assets and liabilities be classified as noncurrent in a classified balance sheet. ILG has elected to early adopt ASU 2015-17 prospectively in the fourth quarter of 2015. There was no impact on our results of operations as a result of the adoption of ASU 2015-17. See Note 2 for further discussion.

NOTE 15—SEGMENT INFORMATION

Segment Information

Pursuant to FASB guidance as codified in ASC 280, an operating segment is a component of a public entity (1) that engages in business activities that may earn revenues and incur expenses; (2) for which operating results are regularly reviewed by the entity’s chief operating decision maker to make decisions about resources to be allocated to the segments and assess its performance; and (3) for which discrete financial information is available. We also considered how the businesses are organized as to segment management, and the focus of the businesses with regards to the types of products or services offered. In the fourth quarter of 2014, as a result of the acquisition of HVO, ILG reorganized its management reporting structure resulting in the following operating and reportable segments: Exchange and Rental, and Vacation Ownership.

Our Exchange and Rental segment offers access to vacation accommodations and other travel-related transactions and services to leisure travelers, by providing vacation exchange services and vacation rental, working with resort developers and managing vacation properties. Our Vacation

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2015

NOTE 15—SEGMENT INFORMATION (Continued)

Ownership segment engages in the management, sales, marketing, financing, and development of vacation ownership interests and related services to owners and associations.

ILG provides certain corporate functions that benefit the organization as whole. Such corporate functions include corporate services relating to oversight, accounting, legal, treasury, tax, internal audit, human resources, and certain IT functions. Historically most of these costs have been borne by the Interval business. Beginning in the fourth quarter of 2014, costs relating to such corporate functions that are not directly cross-charged to individual businesses are being allocated to our two operating and reportable segments based on a pre-determined measure of profitability relative to total ILG. All such allocations relate only to general and administrative expenses. The consolidated statements of income are not impacted by this cross-segment allocation. Consequently, for comparative purposes, we have recasted our segment results for 2015, 2014 and 2013 to include such corporate allocations.

Information on reportable segments and reconciliation to consolidated operating income is presented below (in thousands):

	Year Ended December 31,
	2015	2014	2013
Exchange and Rental
Member and other revenue	$356,649	$352,513	$365,007
Rental management revenue	50,384	48,148	29,956
Pass-through revenues	94,311	82,729	47,426
Total revenues	501,344	483,390	442,389
Cost of sales	194,999	183,868	145,562
Gross profit	306,345	299,522	296,827
Selling and marketing expense	58,588	58,020	53,100
General and administrative expense	103,325	102,796	93,903
Amortization expense of intangibles	8,578	7,058	5,126
Depreciation expense	15,688	14,683	14,134
Segment operating income	$120,166	$116,965	$130,564

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2015

NOTE 15—SEGMENT INFORMATION (Continued)

	Year Ended December 31,
	2015	2014	2013
Vacation Ownership
Management fee revenue	$99,566	$92,017	$41,595
Vacation ownership sales and financing revenue	39,041	9,478	—
Pass-through revenue	57,485	29,488	17,231
Total revenue	196,092	130,983	58,826
Cost of sales	121,762	80,613	33,948
Gross profit	74,330	50,370	24,878
Selling and marketing expense	12,449	3,595	622
General and administrative expense	46,766	30,374	18,671
Amortization expense of intangibles	5,376	5,243	3,007
Depreciation expense	1,761	1,029	397
Segment operating income	$7,978	$10,129	$2,181

	Year Ended December 31,
	2015	2014	2013
Consolidated
Revenue	$697,436	$614,373	$501,215
Cost of sales	316,761	264,481	179,510
Gross profit	380,675	349,892	321,705
Direct segment operating expenses	252,531	222,798	188,960
Operating income	$128,144	$127,094	$132,745

Selected financial information by reportable segment is presented below (in thousands):

	December 31,
	2015	2014
Total Assets:
Exchange and Rental	$905,021	$928,081
Vacation Ownership	374,086	395,921
Total	$1,279,107	$1,324,002

	Year Ended December 31,
	2015	2014	2013
Capital expenditures
Exchange and Rental	$16,046	$18,008	$14,361
Vacation Ownership	4,251	1,079	339
Total	$20,297	$19,087	$14,700

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2015

NOTE 15—SEGMENT INFORMATION (Continued)

Geographic Information

We conduct operations through offices in the U.S. and 15 other countries. For the years ended December 31, 2015, 2014 and 2013 revenue is sourced from over 100 countries worldwide. Other than the United States and Europe, revenue sourced from any individual country or geographic region did not exceed 10% of consolidated revenue for the years ended December 31, 2015, 2014 and 2013.

	Year Ended December 31,
	2015	2014	2013
Revenue:
United States	$577,052	$483,007	$404,886
Europe	68,237	73,119	34,306
All other countries(1)	52,147	58,247	62,023
Total	$697,436	$614,373	$501,215

(1)         Includes countries within the following continents: Africa, Asia, Australia, North America and South America.

	December 31,
	2015	2014
Long-lived assets (excluding goodwill and intangible assets):
United States	$86,813	$81,291
Europe	4,335	4,884
All other countries	334	426
Total	$91,482	$86,601

NOTE 16—COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, ILG is a party to various legal proceedings. ILG establishes reserves for specific legal matters when it determines that the likelihood of an unfavorable outcome is probable and the loss is reasonably estimable. ILG does not establish reserves for identified legal matters when ILG believes that the likelihood of an unfavorable outcome is not probable. Although management currently believes that an unfavorable resolution of claims against ILG, including claims where an unfavorable outcome is reasonably possible, will not have a material impact on the liquidity, results of operations, or financial condition of ILG, these matters are subject to inherent uncertainties and management’s view of these matters may change in the future. ILG also evaluates other contingent matters, including tax contingencies, to assess the probability and estimated extent of potential loss. See Note 14 for a discussion of income tax contingencies.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2015

NOTE 16—COMMITMENTS AND CONTINGENCIES (Continued)

Lease Commitments

ILG leases office space, computers and equipment used in connection with its operations under various operating leases, many of which contain escalation clauses. We account for leases under ASC Topic 840, “Leases” (“ASC 840”).

Future minimum payments under operating lease agreements are as follows (in thousands):

Years Ending December 31,
2016	$12,465
2017	10,407
2018	8,274
2019	6,794
2020	6,133
Thereafter through 2021	9,478
Total	$53,551

Expense charged to operations under these agreements was $12.1 million, $12.7 million and $11.1 million for the years ended December 31, 2015, 2014 and 2013, respectively. Lease expense is recognized on a straight-line basis over the term of the lease, including any option periods, as appropriate. The same lease term is used for lease classification, the amortization period of related leasehold improvements, and the estimation of future lease commitments.

Other items, such as certain purchase commitments and guarantees are not recognized as liabilities in our consolidated financial statements but are required to be disclosed in the footnotes to the financial statements. These funding commitments could potentially require our performance in the event of demands by third parties or contingent events. The following table summarizes these items, on an undiscounted basis, at December 31, 2015 and the future periods in which such obligations are expected to be settled in cash. In addition, the table reflects the timing of principal and interest payments on outstanding borrowings.

Years Ending December 31,	Total	2016	2017	2018	2019	2020	Thereafter
	(Dollars in thousands)
Debt principal	$425,000	$—	$—	$—	$75,000	$—	$350,000
Debt interest (projected)	158,138	23,906	23,895	23,895	20,817	19,687	45,938
Guarantees, surety bonds, and letters of credit	88,680	65,122	7,894	7,488	6,511	1,623	42
Purchase obligations and other commitments	81,860	21,995	22,583	10,164	9,601	8,992	8,525
Total commitments	$753,678	$111,023	$54,372	$41,547	$111,929	$30,302	$404,505

At December 31, 2015, guarantees, surety bonds and letters of credit totaled $88.7 million, with the highest annual amount of $65.1 million occurring in year one. The total includes a guarantee by us of up to $36.7 million of the construction loan for the Maui project. The total also includes maximum exposure under guarantees of $41.3 million which primarily relates to our Exchange and Rental

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2015

NOTE 16—COMMITMENTS AND CONTINGENCIES (Continued)

segment’s rental management agreements, including those with guaranteed dollar amounts, and accommodation leases supporting the segment’s management activities that are entered into on behalf of the property owners for which either party generally may terminate such leases upon 60 to 90 days prior written notice to the other party. In addition, certain of our rental management agreements provide that owners receive specified percentages of the rental revenue generated under its management. In these cases, the operating expenses for the rental operations are paid from the revenue generated by the rentals, the owners are then paid their contractual percentages or guaranteed amounts, and our vacation rental business either retain the balance (if any) as its fee or makes up the deficit. Although such deficits are reasonably possible in a few of these agreements, as of December 31, 2015, future amounts are not expected to be significant either individually or in the aggregate.

Additionally, as of December 31, 2015, our letters of credit totaled $8.6 million and were principally related to our Vacation Ownership sales and financing activities. More specifically, these letter of credits provide alternate assurance on amounts held in escrow which enable our developer entities to access purchaser deposits prior to closings, as well as provide a guarantee of maintenance fees owed by our developer entities during subsidy periods at a particular vacation ownership resort, among other items.

The purchase obligations primarily relate to future guaranteed purchases of rental inventory, operational support services, marketing related benefits and membership fulfillment benefits. Certain of our vacation rental businesses also enter into agreements, as principal, for services purchased on behalf of property owners for which it is subsequently reimbursed. As such, we are the primary obligor and may be liable for unreimbursed costs. As of December 31, 2015, amounts pending reimbursements are not significant.

European Union Value Added Tax Matter

In 2009, the European Court of Justice issued a judgment related to Value Added Tax (“VAT”) in Europe against an unrelated party. The judgment affects companies who transact within the European Union (“EU”), specifically providers of vacation interest exchange services, and altered the manner in which the Exchange and Rental segment accounts for VAT on its revenues as well as to which EU country VAT is owed.

As of December 31, 2015 and December 31, 2014, ILG had an accrual of $0.4 million and $2.3 million, respectively, representing accrued VAT liabilities, net of any VAT reclaim refund receivable related to this matter. The net change of $2.0 million in the accrual from December 31, 2014 primarily relates to a decrease in the change in estimate primarily to update the periods for which the accrued VAT liabilities are due, and the resolution with the respective taxing authority of a specific methodology that is to be utilized, as well as the effect of foreign currency remeasurements. Changes in estimates resulted in favorable adjustments of $2.1 million, $0.7 million and $1.1 million to our consolidated statements of income for the years ended December 31, 2015, 2014 and 2013, respectively.

Because of the uncertainty surrounding the ultimate outcome and settlement of these VAT liabilities, it is reasonably possible that future costs to settle these VAT liabilities as of December 31, 2015 may range from $0.4 million up to approximately $0.8 million based on year-end exchange rates. ILG believes that the $0.4 million accrual at December 31, 2015 is our best estimate of probable future

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2015

NOTE 16—COMMITMENTS AND CONTINGENCIES (Continued)

obligations for the settlement of these VAT liabilities. The difference between the probable and reasonably possible amounts is primarily attributable to the assessment of certain potential penalties.

NOTE 17—SUPPLEMENTAL CASH FLOW INFORMATION

	Year Ended December 31,
	2015	2014	2013
	(In thousands)
Cash paid during the period for:
Interest, net of amounts capitalized	$15,408	$6,376	$5,358
Income taxes, net of refunds	$28,313	$48,309	$42,750
Non-cash financing activity:
Issuance of noncontrolling interest in connection with an acquisition	$—	$—	$31,347

NOTE 18—RELATED PARTY TRANSACTIONS

Agreements with Liberty

In connection with the transactions contemplated by the Merger Agreement and Separation Agreement, ILG and Liberty Interactive Corp. agreed to amend and restate that certain Spinco Agreement, dated May 13, 2008, by and among Liberty, certain affiliates of Liberty and IAC/InterActive Corp., as subsequently assigned to ILG on August 20, 2008. This amended agreement provides that, at the closing of the Vistana transaction, Liberty will be entitled to appoint two directors to the Board (rather than the three designees Liberty currently has the right to appoint). So long as Liberty continues to beneficially own at least 10% of ILG’s common stock, Liberty will have the right to nominate a proportionate number of directors to ILG’s board of directors. The amended agreement restricts Liberty and its affiliates from acquiring in excess of 35% of ILG’s outstanding shares of common stock without ILG’s consent.

The amended agreement with Liberty, and the respective rights and obligations thereunder, will terminate if Liberty’s beneficial ownership falls below 10% of ILG’s outstanding equity, unless Liberty’s ownership was reduced below 10% not in conjunction with Liberty transferring its shares. In that event, Liberty’s rights will terminate three years from the date of the amended agreement.

Also in connection with the transactions contemplated by the Merger Agreement and Separation Agreement, ILG and Liberty agreed to amend and restate that certain registration rights agreement, dated as of August 20, 2008, by and among ILG, Liberty and an affiliate of Liberty. The Amended Registration Rights Agreement provides Liberty with four demand registration rights and sets the aggregate offering price threshold for any demand registration statement at $50 million. Pursuant to the Amended Registration Rights Agreement, ILG must prepare a demand registration statement requested by Liberty no earlier than upon termination of the Merger Agreement or sixty days following the consummation of the transactions contemplated by the Merger Agreement. For the year ended December 31, 2015, we have incurred approximately $7 million of transaction costs related to this pending acquisition.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2015

NOTE 18—RELATED PARTY TRANSACTIONS (Continued)

CLC World Resorts and Hotels

Effective November 4, 2013, CLC became a related party of ILG when VRI Europe Limited, a subsidiary of ILG, purchased CLC’s European shared ownership resort management business and, in connection with this purchase, issued to CLC a noncontrolling interest in VRI Europe. As part of this arrangement, VRI Europe and CLC entered into a shared services arrangement whereby each party provides certain services to one another at an agreed upon cost. VRI Europe’s corresponding income and expense resulting from this shared services arrangement is recorded on a straight-line basis throughout the year. Additionally, we have an ongoing business relationship with CLC as part of their Interval Network affiliation.

During the year ended December 31, 2015, VRI Europe recorded $0.6 million and $2.6 million of income and expense, respectively, in shared services with CLC, which is included within our Vacation Ownership segment. Additionally, we recorded $0.6 million of Exchange and Rental revenue in 2015 related to membership enrollments and sales of marketing materials. As of December 31, 2015, we had a trade payable of less than $0.1 million due to CLC, and a receivable of $0.5 million due from CLC.

During the year ended December 31, 2014, VRI Europe recorded $0.7 million and $3.1 million of income and expense, respectively, in shared services with CLC, which is included within our Vacation Ownership segment. Additionally, we recorded $0.6 million of Exchange and Rental revenue in 2014 related to membership enrollments and sales of marketing materials. As of December 31, 2014, we had a trade payable of $0.1 million due to CLC, and a receivable of $0.5 million due from CLC.

As of December 31, 2015 and 2014, we had a loan of $15.1 million due from CLC. The loan is secured and matures five years subsequent to the funding date with a fixed interest rate payable monthly. The outstanding loan is to be repaid in full at maturity either in cash or by means of a share option exercisable by ILG, at its sole discretion, which would allow for settlement of the loan in CLC’s shares of VRI Europe for contractually determined equivalent value. The funding of this loan was in October 2014. We recorded interest income of $0.9 million and $0.2 million in the consolidated statement of income for the years ended December 31, 2015 and 2014.

Maui Timeshare Venture

In connection with the acquisition of HVO in October of 2014, we acquired a noncontrolling ownership interest in Maui Timeshare Venture, LLC, a joint venture to develop and operate a vacation ownership resort in the state of Hawaii.

During the year ended December 31, 2015, we recorded revenue of $21.8 million from this joint venture related primarily to resort management and vacation ownership sales and marketing services performed on behalf of the joint venture pursuant to contractual arrangements at market rates. As of December 31, 2015, we had a trade payable of $0.3 million due to the joint venture and a receivable of $0.4 million owed from the joint venture.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2015

NOTE 19—QUARTERLY RESULTS (UNAUDITED)

Revenue at ILG is influenced by the seasonal nature of travel. The vacation exchange business generally recognize exchange and Getaway revenue based on confirmation of the vacation, with the first quarter generally experiencing higher revenue and the fourth quarter generally experiencing lower revenue. The vacation rental business recognize rental revenue based on occupancy, with the first and third quarters generally generating higher revenue and the second and fourth quarters generally generating lower revenue. The timeshare management part of this business does not experience significant seasonality.

	Quarter Ended
	March 31	June 30	September 30	December 31
	(In thousands, except for share data)
2015
Revenue	$184,552	$173,745	$174,040	$165,099
Gross profit	102,195	93,322	98,427	86,731
Operating income	40,322	31,361	33,023	23,438
Net income attributable to common stockholders	25,262	16,641	19,100	12,312
Earnings per share attributable to common stockholders(1):
Basic	0.44	0.29	0.33	0.21
Diluted	0.44	0.29	0.33	0.21
2014
Revenue	$157,041	$143,528	$146,683	$167,121
Gross profit	93,191	83,767	87,688	85,246
Operating income	40,425	31,937	34,905	19,827
Net income attributable to common stockholders	23,715	18,360	21,295	15,560
Earnings per share attributable to common stockholders(1):
Basic	0.41	0.32	0.37	0.27
Diluted	0.41	0.32	0.37	0.27

(1)         For the years ended December 31, 2015 and 2014, per share amounts for the quarters may not add to the annual amount because of rounding and differences in the average common shares outstanding during each period.

NOTE 20— SUPPLEMENTAL GUARANTOR INFORMATION

The senior notes are guaranteed by ILG and certain other subsidiaries that are 100% owned directly or indirectly by ILG (collectively, the “Guarantor Subsidiaries”). These guarantees are full and unconditional and joint and several. The guarantees of the Guarantor Subsidiaries are subject to release in limited circumstances only upon the occurrence of certain customary conditions. The indenture governing the senior notes contains covenants that, among other things, limit the ability of Interval Acquisition Corp. (the “Issuer”) and the Guarantor Subsidiaries to pay dividends to us or make distributions, loans or advances to us.

The following tables present condensed consolidating financial information as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013 for ILG on a stand-alone basis, the Issuer on a stand-alone basis, the combined Guarantor Subsidiaries, the combined non-guarantor subsidiaries of ILG (collectively, the “Non-Guarantor Subsidiaries”) and ILG on a consolidated basis (in thousands).

Balance Sheet as of December 31, 2015	ILG	Interval Acquisition Corp.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Total Eliminations	ILG Consolidated

Current assets	$502	$27	$147,891	$108,959	$—	$257,379
Property and equipment, net	144	—	65,240	26,098	—	91,482
Goodwill and intangible assets, net	—	267,602	427,000	117,178	—	811,780
Investments in subsidiaries	538,860	1,321,242	136,127	—	(1,996,229)	—
Other assets	—	—	102,729	15,737	—	118,466

Total assets	$539,506	$1,588,871	$878,987	$267,972	$(1,996,229)	$1,279,107

Current liabilities	$956	$4,717	$175,147	$31,165	—	$211,985
Other long term liabilities	—	—	163,115	22,188	—	185,303
Long-term debt	—	415,700	(7,871)	7,871	—	415,700
Intercompany liabilities (receivables) / equity	106,556	629,594	(775,495)	39,345	—	—
Redeemable noncontrolling interest	—	—	708	—	—	708
ILG stockholders’ equity	431,994	538,860	1,321,241	136,127	(1,996,229)	431,993
Noncontrolling interests	—	—	2,142	31,276	—	33,418

Total liabilities and equity	$539,506	$1,588,871	$878,987	$267,972	$(1,996,229)	$1,279,107

Balance Sheet as of December 31, 2014	ILG	Interval Acquisition Corp.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Total Eliminations	ILG Consolidated

Current assets	$390	$25	$179,608	$104,950	$—	$284,973
Property and equipment, net	263	—	59,422	26,916	—	86,601
Goodwill and intangible assets, net	—	268,232	438,544	124,349	—	831,125
Investments in subsidiaries	469,397	1,234,916	138,107	—	(1,842,420)	—
Other assets	—	482	103,752	17,069	—	121,303

Total assets	$470,050	$1,503,655	$919,433	$273,284	$(1,842,420)	$1,324,002

Current liabilities	$1,114	$203	$176,152	$36,499	$—	$213,968
Other long term liabilities	—	—	177,230	27,616	—	204,846
Long-term debt	—	484,383	—	—	—	484,383
Intercompany liabilities (receivables) / equity	84,893	549,672	(672,376)	37,811	—	—
Redeemable noncontrolling interest	—	—	457	—	—	457
ILG stockholders’ equity	384,043	469,397	1,234,916	138,107	(1,842,420)	384,043
Noncontrolling interests	—	—	3,054	33,251	—	36,305

Total liabilities and equity	$470,050	$1,503,655	$919,433	$273,284	$(1,842,420)	$1,324,002

Statement of Income for the Year Ended December 31, 2015	ILG	Interval Acquisition Corp.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Total Eliminations	ILG Consolidated

Revenue	$—	$—	$592,010	$105,426	$—	$697,436
Operating expenses	(3,664)	(639)	(479,372)	(85,617)	—	(569,292)
Interest income (expense), net	(1)	(21,821)	1,927	(388)	—	(20,283)
Other income, net(1)	75,566	89,362	15,282	3,793	(180,445)	3,558
Income tax benefit (provision)	1,414	8,664	(46,294)	(4,871)	—	(41,087)
Equity in earnings from unconsolidated entities	—	—	4,916	—	—	4,916
Net income	73,315	75,566	88,469	18,343	(180,445)	75,248
Net loss (income) attributable to noncontrolling interests	—	—	893	(2,826)	—	(1,933)
Net income attributable to common stockholders	$73,315	$75,566	$89,362	$15,517	$(180,445)	$73,315

Statement of Income for the Year Ended December 31, 2014	ILG	Interval Acquisition Corp.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Total Eliminations	ILG Consolidated

Revenue	$—	$—	$508,710	$105,663	$—	$614,373
Operating expenses	(2,733)	(630)	(401,631)	(82,285)	—	(487,279)
Interest income (expense), net	(2)	(7,304)	499	70	—	(6,737)
Other income, net(1)	80,610	85,484	15,741	2,326	(182,149)	2,012
Income tax benefit (provision)	1,055	3,060	(42,709)	(6,457)	—	(45,051)
Equity in earnings from unconsolidated entities	—	—	4,630	—	—	4,630
Net income	78,930	80,610	85,240	19,317	(182,149)	81,948
Net loss (income) attributable to noncontrolling interests	—	—	241	(3,259)	—	(3,018)
Net income attributable to common stockholders	$78,930	$80,610	$85,481	$16,058	$(182,149)	$78,930

Statement of Income for the Year Ended December 31, 2013	ILG	Interval Acquisition Corp.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Total Eliminations	ILG Consolidated

Revenue	$—	$—	$443,296	$57,919	$—	$501,215
Operating expenses	(2,465)	(632)	(322,072)	(43,301)	—	(368,470)
Interest income (expense), net	(1)	(5,853)	(188)	232	—	(5,810)
Other income, net(1)	82,734	86,713	9,503	715	(179,406)	259
Income tax benefit (provision)	949	2,502	(43,826)	(5,037)	—	(45,412)
Net income	81,217	82,730	86,713	10,528	(179,406)	81,782
Net income attributable to noncontrolling interests	—	—	—	(565)	—	(565)
Net income attributable to common stockholders	$81,217	$82,730	$86,713	$9,963	$(179,406)	$81,217

(1) Includes equity in net income of wholly-owned subsidiaries.

Statement of Cash Flows for the Year Ended December 31, 2015	ILG	Interval Acquisition Corp.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	ILG Consolidated

Cash flows provided by (used in) operating activities	$(2,659)	$(4,655)	$116,257	$33,779	$142,722
Cash flows used in investing activities	—	—	(19,375)	(1,245)	(20,620)
Cash flows provided by (used in) financing activites	2,659	4,655	(99,318)	(10,524)	(102,528)
Effect of exchange rate changes on cash and cash equivalents	—	—	—	(6,979)	(6,979)
Cash and cash equivalents at beginning of year			16,851	63,642	80,493
Cash and cash equivalents at end of year	$—	$—	$14,415	$78,673	$93,088

Statement of Cash Flows for the Year Ended December 31, 2014	ILG	Interval Acquisition Corp.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	ILG Consolidated

Cash flows provided by (used in) operating activities	$(2,433)	$(5,684)	$104,702	$14,073	$110,658
Cash flows used in investing activities	—	—	(217,178)	(41,121)	(258,299)
Cash flows provided by financing activites	2,433	5,684	118,527	58,307	184,951
Effect of exchange rate changes on cash and cash equivalents	—	—	—	(5,279)	(5,279)
Cash and cash equivalents at beginning of year	—	—	10,800	37,662	48,462
Cash and cash equivalents at end of year	$—	$—	$16,851	$63,642	$80,493

Statement of Cash Flows for the Year Ended December 31, 2013	ILG	Interval Acquisition Corp.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	ILG Consolidated

Cash flows provided by (used in) operating activities	$(3,409)	$(2,664)	$81,162	$34,775	$109,864
Cash flows used in investing activities	—	—	(43,946)	(90,086)	(134,032)
Cash flows provided by (used in) financing activites	3,409	2,664	(36,624)	3,087	(27,464)
Effect of exchange rate changes on cash and cash equivalents	—	—		(1,068)	(1,068)
Cash and cash equivalents at beginning of year	—	—	10,208	90,954	101,162
Cash and cash equivalents at end of year	$—	$—	$10,800	$37,662	$48,462

Schedule II

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

VALUATION AND QUALIFYING ACCOUNTS

Description	Balance at Beginning of Period	Charges (Credits) to Earnings	Charges (Credits) to Other Accounts	Deductions(1)	Balance at End of Period
	(In thousands)
2015
Allowance for doubtful accounts on trade receivables	$193	$(235)	$205	$—	$163
Allowance for loan losses on mortgages receivable	$347	$1,898	$(122)	$(188)	$1,935
Deferred tax valuation allowance	$234	$13	$—	$—	$247
2014
Allowance for doubtful accounts on trade receivables	$290	$234	$(297)	$(34)	$193
Allowance for loan losses on mortgages receivable	$—	$347	$—	$—	$347
Deferred tax valuation allowance	$666	$(47)	$(385)	$—	$234
2013
Allowance for doubtful accounts on trade receivables	$409	$63	$(182)	$—	$290
Allowance for loan losses on mortgages receivable	N/A	N/A	N/A	N/A	N/A
Deferred tax valuation allowance	$681	$2	$(17)	—	$666

(1)                                 Write-off of uncollectible accounts receivable.